  As filed with the Securities and Exchange Commission on August 11, 2000
                                                      Registration No. 333-33868
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              Amendment No. 4
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------
                                  TELIK, INC.
             (Exact name of registrant as specified in its charter)

        Delaware                      8731                   93-0987903
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of           Classification Code       Identification No.)
    incorporation or                 Number)
      organization)

                             750 Gateway Boulevard
                     South San Francisco, California 94080
                                 (650) 244-9303
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------
                            Michael M. Wick, MD, PhD
                      Chairman and Chief Executive Officer
                                  Telik, Inc.
                             750 Gateway Boulevard
                     South San Francisco, California 94080
                                 (650) 244-9303
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ----------------
                                   Copies to:
      Deborah A. Marshall, Esq.                Edwin D. Williamson, Esq.
       Gregory B. Abbott, Esq.                    Sullivan & Cromwell
         Cooley Godward LLP                     1701 Pennsylvania Avenue
         One Maritime Plaza                      Washington, D.C. 20006
             20th Floor                              (202) 956-7500
    San Francisco, CA 94111-3580
           (415) 693-2000

                               ----------------
   Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                               ----------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------
                            Amount        Maximum          Maximum
 Title Of Securities To      To Be     Offering Price     Aggregate          Amount Of
     Be Registered       Registered(1)  Per Share(2)  Offering Price(2) Registration Fee(3)
-------------------------------------------------------------------------------------------
Common Stock, par value
 $.01..................    5,750,000       $7.00         $40,250,000        $10,626(4)
-------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------

(1) Includes 750,000 shares of common stock issuable upon the exercise of the underwriters' over-allotment option, if any.
(2) Estimated solely for the purposes of calculating the amount of the registration fee.
(3) Calculated pursuant to Rule 457(a).
(4) Previously paid.

                               ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus
                           Dated August 11, 2000

                                5,000,000 Shares

                       [LOGO OF TELIK, INC. APPEARS HERE]

                                  Telik, Inc.

                                  Common Stock

--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering 5,000,000 shares. No public market currently exists for our common stock.

Our common stock has been approved for listing on the NASDAQ National Market under the symbol "TELK."

    Investing in the shares involves risks. "Risk Factors" begin on page 4.

                                                               Per
                                                              Share    Total
                                                              ----- -----------
Public Offering Price........................................ $7.00 $35,000,000
Underwriting Discount........................................ $0.49 $ 2,450,000
Proceeds, before expenses, to Telik.......................... $6.51 $32,550,000

We have granted the underwriters a 30 day option to purchase up to 750,000 shares of common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares on or about August 16, 2000.

--------------------------------------------------------------------------------

Lehman Brothers

     Chase H & Q

                    Legg Mason Wood Walker
                                Incorporated

                                  UBS Warburg LLC

                                                        Fidelity Capital Markets
                                                    a division of National
                                                Financial Services Corporation

Inside Front Cover Graphic

   Title: Working to discover, develop and commercialize small molecule therapeutics to treat major diseases including cancer and diabetes.

   Legend: Product Pipeline.

   Graphic Description: This graphic shows Telik's product pipeline and the stage of development of Telik's product candidates. In the background is a C-shaped figure containing the words TRAP technology spanning the graphic from left to right to indicate that all of our product candidates have been discovered using TRAP. Extending from lower left to upper right are four rectangles. The rectangle at the lower left, labeled blockers of disease-related proteins, is aligned with the label Research to indicate that these programs are at the research stage. Moving right, the next rectangle, labeled insulin-like diabetes drug candidate, is aligned with the label Animal Safety Studies to indicate that these product candidates are being tested in animal safety studies. The third rectangle in the sequence, labeled TLK199 bone marrow stimulant, is also aligned with the label Animal Safety Studies to indicate that the product candidate TLK199 is being tested in animal safety studies. The final rectangle at the upper right, labeled TLK286 tumor activated cancer drug candidate, is aligned with the label Initial Human Studies indicate that the product candidate TLK286 is in phase I clinical trials.

   Gatefold Graphic

   Title: TLK286 A drug candidate in Phase I clinical trials designed to bind to a protein and release a cancer killing drug.

   Graphic Description: This is a depiction of a cancer cell, where TLK286 binds to a cancer drug inhibitor and releases an active cancer drug, which is represented by a pair of scissors. The activated cancer drug is shown moving into the nucleus of the cell where it causes cell death.

   Title: TLK199    A drug candidate in preclinical safety testing designed to restore white blood cell levels in patients undergoing cancer treatment.

   Graphic Description: This is a depiction of a bone marrow cell and shows how TLK199 interacts with the same pathway as the natural producer of white blood cells, leading to the growth of white blood cells.

   Legend: TLK199 is designed to enter the cell and activate the same pathway that produces white blood cells naturally.

                               TABLE OF CONTENTS

Prospectus Summary...................   1
Risk Factors.........................   4
Special Note Regarding Statements of
 Expected Future Performance.........  11
Use of Proceeds......................  12
Dividend Policy......................  12
Capitalization.......................  13
Dilution.............................  14
Selected Financial Data..............  15
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations.......................  16

Business.........................   19
Management.......................   35
Related Party Transactions.......   45
Principal Stockholders...........   46
Description of Capital Stock.....   49
Shares Eligible for Future Sale..   51
Underwriting.....................   52
Legal Matters....................   54
Experts..........................   54
Where You Can Find More
 Information.....................   54
Index to Financial Statements....  F-1

   Until September 5, 2000 (25 days after the date of this prospectus), all dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ABOUT THIS PROSPECTUS

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction where it is unlawful. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

   "Telik" and the Telik logo are trademarks of Telik, Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders.

                               PROSPECTUS SUMMARY

   This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." Our principal executive offices are located at 750 Gateway Boulevard, South San Francisco, CA 94080. Our telephone number is (650) 244-9303.

                                  Telik, Inc.

   Telik is a biopharmaceutical company working to discover, develop and commercialize drugs to treat serious diseases for which there is significant demand for new therapies. Our most advanced product development programs are for the treatment of cancer and diabetes. Our first product candidate, TLK286, is for the treatment of major cancers that have resisted standard treatments. TLK286 kills cancer cells by being activated by the same mechanism that normally deactivates chemotherapeutic drugs. We began clinical trials for TLK286 in January of this year. We expect to advance our second product candidate, TLK199, into human clinical trials in the first half of 2001. TLK199 is for the treatment of the depletion of infection-fighting white blood cells, which is a toxic side effect of cancer therapy. TLK199 activates the same signaling pathway that is activated by granulocyte colony stimulating factor, or G-CSF, known as Neupogen, causing the stimulation of white blood cell production. TLK199 accelerates the recovery from chemotherapy-induced low white blood cell levels in animals, similar to the results observed following treatment with G-CSF. TLK199 and G-CSF also produce similar increases in the number of circulating white blood cells in normal animals. We are conducting preclinical development studies of TLK199 and intend to file an Investigational New Drug application, or IND, with the FDA, for the initiation of clinical trials in the first half of 2001. We have retained rights for the worldwide commercialization of TLK286 and TLK199. We are initiating preclinical safety studies to support the development of a product candidate from a proprietary family of orally active insulin receptor activators for the treatment of Type 2 diabetes. All of our product candidates are in early stages of development and we face the risks of failure inherent in developing drugs based on new technologies. To date, we have no products that have generated any revenue. Consequently, we have generated operating losses since we began operations.

   All of our product candidates are small molecules. Small molecule drugs offer advantages in ease of manufacturing and administration, the potential for oral dosing and applicability to a wider range of disease targets, including those inside the cell. We discovered all of our product candidates using our proprietary technology known as Target-Related Affinity Profiling, or TRAP, which enables the rapid and efficient discovery of small molecule product candidates. TRAP exploits a fundamental property of all drugs, which is their interaction with molecules in the body called proteins. By developing a profile of how a protein disease target interacts with small molecules, we are able to select product candidates for development much faster than with alternative technologies, such as ultra high-throughput screening, or UHTS. We continuously protect the intellectual property surrounding our product candidates and our technology platform. In the United States, we hold 35 patents protecting our discoveries, and more than 10 applications are pending. In addition, outside the United States, we hold 88 patents, and more than 38 patent applications are pending.

Strategy

   Key elements of our strategy are to:

  . develop small molecule drugs for major disease areas, such as cancer, diabetes, inflammatory diseases and stroke;

  . retain significant commercialization rights to our product candidates;

  . select targets where we believe we can show efficacy early and where we believe there is a shorter path to regulatory approval;

  . use TRAP to sustain a pipeline of product candidates; and

  . leverage and expand the use of TRAP by entering into additional technology collaborations.

                                  The Offering

   The following information assumes that the underwriters do not exercise the over-allotment option we granted to them to purchase additional shares in the offering.

 Common stock we are offering............... 5,000,000 shares

 Common stock to be outstanding after the
   offering................................. 21,766,614 shares

 Proposed Nasdaq National Market symbol..... TELK

 Use of proceeds............................ Research and development and general corporate purposes

   The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of June 30, 2000, after giving effect to the automatic conversion upon the closing of this offering of all convertible preferred stock outstanding as of June 30, 2000 into 13,806,702 shares of common stock and the exercise of 616,555 shares underlying stock options subsequent to June 30, 2000.


   Shares to be outstanding excludes:

  . 34,559 shares of common stock underlying warrants outstanding as of June
    30, 2000 with a weighted average exercise price of $5.28 per share;

  . 3,003,418 shares of common stock underlying options outstanding as of June 30, 2000 with a weighted average exercise price of $1.46 per share, of which 616,555 shares were exercised subsequent to June 30, 2000; and

  . 2,000,000 shares available for issuance or future grant under our 2000
    Equity Incentive Plan stock option plan, 250,000 shares available for issuance under our 2000 Employee Stock Purchase Plan and 300,000 shares available for issuance under our 2000 Non-Employee Directors' Stock Option Plan.

                             Summary Financial Data

   The pro forma net loss per share amounts and shares used in computing pro forma net loss per share amounts are calculated as if all of our shares of convertible preferred stock were converted into shares of common stock on the date of their issuance. The as adjusted balance sheet data gives effect to the conversion of preferred stock, and to the sale of 5,000,000 shares of our common stock at an initial public offering price of $7.00 per share, after deducting the underwriting discount and estimated offering expenses.

                                                             Six Months Ended
                                  Year Ended December 31,        June 30,
                                  -------------------------  ------------------
                                   1997     1998     1999      1999      2000
                                  -------  -------  -------  --------  --------
                                                                (Unaudited)
                                    (In thousands, except per share data)
Statement of Operations Data:
Contract revenues from
 collaborations.................  $ 1,652  $ 3,194  $ 4,237  $  2,489  $  1,330
Total operating expenses........   10,560   10,101   11,699     5,970     9,708
Net loss........................   (8,618)  (6,579)  (7,064)   (3,255)   (8,127)
Deemed dividend to preferred
 stockholders...................      --       --       --        --     (4,667)
                                  -------  -------  -------  --------  --------
Net loss allocable to common
 stock holders..................   (8,618)  (6,579)  (7,064)   (3,255)  (12,794)
                                  =======  =======  =======  ========  ========
Net loss per common share, basic
 and diluted....................  $ (3.95) $ (3.00) $ (3.21) $  (1.48) $  (5.75)
                                  =======  =======  =======  ========  ========
Weighted average shares used in
 computing net loss per common
 share, basic and diluted.......    2,184    2,194    2,204     2,200     2,225
Pro forma net loss per common
 share, basic and diluted.......                    $ (0.47)           $  (0.83)
                                                    =======            ========
Weighted average shares used in
 computing pro forma net loss
 per common share, basic and
 diluted........................                     14,879              15,489

                                                                As of June
                                                                 30, 2000
                                                             ------------------
                                                                          As
                                                              Actual   adjusted
                                                             --------  --------
                                                              (In thousands,
                                                                unaudited)
Balance Sheet Data:
Cash, cash equivalents and short-term investments........... $  9,437  $ 40,487
Working capital.............................................    7,347    38,397
Total assets................................................   11,743    42,793
Capital lease obligations, less current portion.............       20        20
Deferred stock compensation.................................   (2,654)   (2,654)
Accumulated deficit.........................................  (59,511)  (59,511)
Total stockholders' equity.................................. $  8,295  $ 39,345

                                  RISK FACTORS

   You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have a history of net losses, which we expect to continue for at least several years. We will never be profitable unless we develop, and obtain regulatory approval and market acceptance of, our product candidates.

   Due to the significant research and development expenditures required to develop our TRAP technology and identify new product candidates and the lack of any products to generate revenue, we have not been profitable and have generated operating losses since we were incorporated in 1988. As of June 30, 2000, we had an accumulated deficit of approximately $59.5 million. We expect to incur losses for at least the next several years and expect that these losses will actually increase as we expand our research and development activities and incur significant clinical testing costs. To date, we have derived substantially all of our revenue from project initiation fees and research reimbursement paid pursuant to existing collaborative agreements with third parties and achievement of milestones under current collaborations. We expect that this trend will continue until we develop, and obtain regulatory approval and market acceptance of, our product candidates. We cannot assure you when, if ever, we will receive product revenue, if any, sufficient to become profitable.

All of our product candidates are in research and development. If clinical trials of TLK286 are delayed or unsuccessful, if the IND for TLK199 is not accepted, or if we are unable to complete the preclinical development of our diabetes product candidate, our business may be adversely effected.

   Preclinical testing and clinical development are long, expensive and uncertain processes. It may take us or our collaborators several years to complete this testing, and failure can occur at any stage of the process. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful. A number of companies in the pharmaceutical industry, including biotechnology companies, have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials.

   Only one of our product candidates, TLK286, has advanced to the stage of human testing designed to determine safety, known as phase I clinical trials and, to date, we have only limited data on safety and efficacy in humans. We are in the process of conducting the necessary work to support the filing of an IND application for TLK199, our second cancer product candidate. The FDA may require us to run more preclinical tests, which could delay commencing clinical trials of TLK199. Finally, our success depends, in part, on our ability to complete preclinical development of our diabetes product candidates and take them through early clinical trials. We do not anticipate that any of our products will reach the market for at least several years.

If we are unable to continue to identify new product candidates using TRAP, our proprietary drug discovery technology, we may not be able to maintain our product pipeline and develop commercially viable drugs.

   We believe that our ability to compete depends, in part, on our ability to use our proprietary TRAP technology to discover, develop and commercialize new pharmaceutical products. TRAP technology is a relatively new drug discovery method that uses a protein panel of approximately 20 proteins selected for their distinct patterns of interacting with small molecules. This panel may lack essential types of interactions that we have not yet identified, which may result in our inability to identify active compounds that have the potential to be developed into commercially viable drugs.

If our competitors develop and market products that are more effective than ours, or obtain marketing approval before we do, our commercial opportunity will be reduced or eliminated.

   The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Some of the drugs that we are attempting to develop, for example TLK199, will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies in the United States and abroad. Our competitors may develop new screening technologies and may utilize discovery techniques or partner with collaborators in order to develop products more rapidly or successfully than we, or our collaborators, are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competing products or technologies and may establish exclusive collaborative or licensing relationships with our competitors.

   Our competitors may succeed in developing technologies and drugs that are more effective or less costly than any which are being developed by us or which would render our technology and potential drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining FDA or other regulatory approvals for product candidates more rapidly than we, or our collaborators. We cannot assure you that drugs resulting from our research and development efforts, or from our joint efforts with our existing or future collaborative partners, will be able to compete successfully with competitors' existing products or products under development or that they will obtain regulatory approval in the United States or elsewhere.

If we are unable to raise adequate funds in the future, we will not be able to continue to fund our operations, research programs, preclinical testing and clinical trials to develop our products.

   The process of carrying out the development of our own unpartnered products to later stages of development and developing other research programs to the stage that they may be partnered will require significant additional expenditures, including preclinical testing, clinical trials and obtaining regulatory approval. As a result, we will require additional financing to fund our operations. We do not know whether additional financing will be available when needed, or that, if available, we will obtain financing on terms favorable to our stockholders. We have expended substantial amounts of cash to date and expect capital outlays and operating expenditures to increase over the next several years as we expand our research and development activities.

   We believe that the net proceeds from this offering, existing cash and investment securities and anticipated cash flow from existing and future collaborations, if any, will be sufficient to support our current operating plan through at least the next 18 months; however, we have based this estimate on assumptions that may prove to be wrong. Our future funding requirements will depend on many factors, including, but not limited to:

  . the progress and success of preclinical and clinical trials of our product candidates;

  . the progress and number of research programs in development;

  . the costs and timing of obtaining regulatory approvals;

  . our ability to establish, and the scope of, new collaborations;

  . our ability to meet the milestones identified in our collaborative agreements which trigger payments; and

  . the costs and timing of obtaining, enforcing and defending our patent and intellectual property rights.

If we do not obtain regulatory approval to market products in the United States and foreign countries, we or our collaborators will not be permitted to commercialize our product candidates.

   Even if we are able to achieve success in our preclinical testing, we, or our collaborators, must provide the FDA and foreign regulatory authorities with clinical data that demonstrate the safety and efficacy of our products in humans before they can be approved for commercial sale. Failure to obtain regulatory approval will prevent commercialization of our products.

   The pharmaceutical industry is subject to stringent regulation by a wide range of authorities. We cannot predict whether regulatory clearance will be obtained for any product that we are developing or hope to develop. A pharmaceutical product cannot be marketed in the United States until it has completed rigorous preclinical testing and clinical trials and an extensive regulatory clearance process implemented by the FDA. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Of particular significance are the requirements covering research and development, testing, manufacturing, quality control, labeling and promotion of drugs for human use.

   Before commencing clinical trials in humans, we, or our collaborators, must submit and receive approval from the FDA of an IND application. We must comply with FDA "Good Laboratory Practices" regulations in our preclinical studies. Clinical trials are subject to oversight by institutional review boards and the FDA and:

  . must be conducted in conformance with the FDA's IND regulations;

  . must meet requirements for informed consent;

  . must meet requirements for Good Clinical Practices;

  . may require large numbers of participants; and

  . may be suspended by us, our collaborators or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the IND application or the conduct of these trials.

   Before receiving FDA clearance to market a product, we or our collaborators must demonstrate that the product is safe and effective in the patient population that will be treated. Negative or inconclusive results or adverse medical events during a clinical trial could cause a clinical trial to be repeated or a program to be terminated or could delay getting approval. We typically rely on third party clinical investigators to conduct our clinical trials and other third party organizations to perform data collection and analysis and, as a result, we may face additional delaying factors outside our control. In addition, delays or rejections may be encountered based upon additional government regulation from future legislation or administrative action or changes in FDA policy or interpretation during the period of product development, clinical trials and FDA regulatory review. Failure to comply with applicable FDA or other applicable regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other regulatory action. We have limited experience in conducting and managing the clinical trials necessary to obtain regulatory approval.

   If regulatory clearance of a product is granted, this clearance will be limited to those disease states and conditions for which the product is demonstrated through clinical trials to be safe and efficacious. We cannot ensure that any compound developed by us, alone or with others, will prove to be safe and efficacious in clinical trials and will meet all of the applicable regulatory requirements needed to receive marketing clearance.

   Outside the United States, the ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authorities. This foreign regulatory approval process typically includes all of the risks associated with FDA clearance described above and may include additional risks.

If physicians and patients do not accept our products, our ability to generate product revenue in the future will be adversely affected.

   Our product candidates may not gain market acceptance among physicians, patients and the medical community. We believe that market acceptance will depend on our ability to provide acceptable evidence of safety, efficacy, convenience and ease of administration and cost effectiveness. In addition, we believe market acceptance depends on the effectiveness of our marketing strategy and the pricing of our products. Physicians may elect not to recommend our products even if we meet the above criteria. If any of our product candidates fails to achieve market acceptance, we may not be able to successfully market and sell the product, which would limit our ability to generate revenue and adversely affect our operations.

If we, or our licensees and licensors, cannot obtain and defend our respective intellectual property rights, or if our products or technologies are found to infringe patents of third parties, we could become involved in lengthy and costly legal proceedings that could adversely affect our success.

   Our success will depend in large part on our own, our licensees' and our licensors' ability to obtain and defend patents for each party's respective technologies and the compounds and other products, if any, resulting from the application of these technologies. The patent positions of pharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. Accordingly, we cannot predict the breadth of claims allowed in our or other companies' patents.

   Our success will also depend, in part, on our ability to operate without infringing the intellectual property rights of others. We cannot assure you that our activities will not infringe patents owned by others. If our products or technologies are found to infringe patents issued to third parties, the manufacture, use and sale of our products could be enjoined, and we could be required to pay substantial damages. In addition, we may be required to obtain licenses to patents or other proprietary rights of third parties. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. Failure to obtain such licenses could negatively affect our business.

   The degree of future protection for our proprietary rights is uncertain and we cannot assure you that:

  . we were the first to make the inventions covered by each of our pending patent applications;

  . we were the first to file patent applications for these inventions;

  . others will not independently develop similar or alternative technologies or duplicate any of our technologies;

  . any of our pending patent applications will result in issued patents;

  . any patents issued to us or our collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

  . we will develop additional proprietary technologies that are patentable;
    or

  . the patents of others will not have an adverse effect on our ability to do business.

   In addition, we could incur substantial costs in litigation if we are required to defend against patent suits brought by third parties or if we initiate these suits, and we cannot predict whether we would be able to prevail in any such suit.

   Others may have filed and in the future may file patent applications covering small molecules or therapeutic products that are similar to ours. We cannot assure you that any patent application filed by someone else will not have priority over patent applications filed by us. Any legal action against us or our collaborators claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting us to potential liability for damages, require us or our collaborators to obtain a license to continue to manufacture or market the affected products and processes. We cannot predict whether we, or our collaborators, would prevail in any of these actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. We believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources and we may not be successful in any such litigation.

   We also rely on trade secrets to protect technology, including our TRAP technology, where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we require employees, academic collaborators and consultants to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If the identity of specific proteins or other elements of our technology become known, our competitive advantage in drug discovery could be reduced.

We will be dependent upon collaborative arrangements to complete the development and commercialization of some of our product candidates. These collaborative arrangements may place the development of our product candidates outside of our control, may require us to relinquish important rights or may otherwise not be on terms favorable to us.

   We expect to enter into collaborative arrangements with third parties for clinical trials, manufacturing, regulatory approvals or commercialization of some of our products, particularly outside North America, or in disease areas requiring larger and longer clinical trials, such as diabetes. Dependence on collaborative arrangements will subject us to a number of risks. We may not be able to control the amount and timing of resources our collaborative partners may devote to the product candidates. Should a collaborative partner fail to develop or commercialize a compound or product to which it has rights from us, we may not receive any future milestone payments and will not receive any royalties associated with this compound or product. Business combinations or significant changes in a collaborative partner's business strategy may also adversely affect a partner's willingness or ability to complete its obligations under the arrangement. Failure to enter into additional collaborative agreements on favorable terms could have a material adverse effect on our business, financial condition and results of operations.

   Some of our collaborations are for early stage programs and allow partners significant discretion in electing whether to pursue any of the planned activities. We do not anticipate significant revenues to result from these relationships until the collaborator has advanced products into clinical testing, which will not occur for several years, if at all. Such arrangements are subject to numerous risks, including the right of the collaboration partner to control the timing of the research and development efforts, and discretion to advance lead candidates to clinical testing and commercialization of the product. In addition, a collaborative partner could independently move forward with a competing lead candidate developed either independently or in collaboration with others, including our competitors.

If we are unable to contract with third parties to manufacture our products in sufficient quantities and at an acceptable cost, we may be unable to meet demand for our products and lose potential revenue.

   We do not currently operate manufacturing facilities for clinical or commercial production of our products under development. We currently lack the resources or capability to manufacture any of our products on a clinical or commercial scale. As a result, we will be dependent on corporate partners, licensees or other third parties for the manufacturing of clinical and commercial scale quantities of our products. Our products may be in competition with other products for access to these facilities. For this and other reasons, our collaborators or third parties may not be able to manufacture these products in a cost effective or timely manner. If not performed in a timely manner, the clinical trial development of our product candidates or their submission for regulatory approval could be delayed, and our ability to deliver products on a timely basis could be impaired or precluded. We are currently dependent upon a sole source of supply for clinical quantities of TLK286 and are in the process of identifying alternative suppliers. If our primary supplier fails to perform, our clinical trials or commercialization of TLK286 would be delayed. We may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms, if at all. Our current dependence upon others for the manufacture of our products may adversely affect our future profit margin and our ability to commercialize products on a timely and competitive basis.

If we are unable to create sales, marketing and distribution capabilities or enter into agreements with third parties to perform these functions, we will not be able to commercialize products.

   We currently have no sales, marketing or distribution capabilities. In order to commercialize any products, we must internally develop sales, marketing and distribution capabilities, or establish collaborations or other arrangements with third parties to perform these services. We intend to market some products directly in North America and rely on relationships with one or more pharmaceutical companies with established distribution systems and direct sales forces to market other products and address other markets. We may not be able to establish in house sales and distribution capabilities or relationships with third parties. To the extent that we enter into co-promotion or other licensing arrangements, our product revenues are likely to be lower than if we directly marketed and sold our products, and any revenues we receive will depend upon the efforts of third parties, whose efforts may not be successful.

As our product programs advance, we will need to hire additional scientific and management personnel. Our research and development efforts will be seriously jeopardized if we are unable to attract and retain key personnel.

   As a small company with approximately 37 employees, our success depends on the continued contributions of our principal management and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, scientists and companies in the face of intense competition for such personnel. In particular, our research programs depend on our ability to attract and retain highly skilled chemists and other scientists. As we progress to advanced phase II and III clinical trials, we will also need to expand our clinical development personnel. We do not have employment contracts with our key employees. If we lose the services of Dr. Michael Wick or any of our other key personnel, our research and development efforts could be seriously and adversely affected. There is currently a shortage of skilled executives and employees with technical expertise in the biotechnology industry, and this shortage is likely to continue. As a result, competition among numerous companies, academic and other research institutions for skilled personnel and experienced scientists is intense and turnover rates are high. In recent years, the cost of living in the San Francisco Bay Area has increased significantly, which we expect will adversely impact our ability to compete for qualified personnel. Because of this competitive environment, we may encounter increasing difficulty in attracting qualified personnel as our operations expand and the demand for these professionals increases, and this difficulty could significantly impede the achievement of our research and development objectives.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our products.

   The testing and marketing of medical products entail an inherent risk of product liability. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our products. If we are unable to obtain sufficient product liability insurance at an acceptable cost, potential product liability claims could prevent or inhibit the commercialization of pharmaceutical products we develop, alone or with corporate collaborators.

If we use biological and hazardous materials in a manner that causes injury, we may be liable for damages.

   Our research and development activities involve the controlled use of potentially harmful biological materials, hazardous materials, chemicals and various radioactive compounds, and are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability could exceed our resources.

Risks Related to The Offering

Our stock price may be volatile, and you may not be able to resell your shares at or above the initial offering price.

   The market prices for securities of biotechnology companies in general have been highly volatile, with recent significant price and volume fluctuations, and may continue to be highly volatile in the future. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters based upon a number of factors and may not be indicative of prices that will prevail in the trading market. You may not be able to sell your shares quickly or at the market price if trading in our stock is not active or the volume is low. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

  . announcements of technological innovations or new commercial products by our competitors or us;

  . developments concerning proprietary rights, including patents;

  . developments concerning our collaborations;

  . publicity regarding actual or potential medical results relating to products under development by our competitors or us;

  . regulatory developments in the United States and foreign countries;

  . litigation;

  . economic and other external factors or other disaster or crisis; or

  . period-to-period fluctuations in financial results.

If our stockholders sell substantial amounts of our common stock after the offering, the market price of our common stock may fall.

   If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. Substantially all of our outstanding shares are subject to a lock up for 180 days after the completion of this offering. After the lock up expires, at least 4,906,331 shares of our common stock will become freely tradable and an additional 10,062,873 shares will be tradable subject to Rules 144 and 701.

   We intend to file a registration statement on Form S-8 covering shares issuable upon exercise of options to purchase common stock and common stock reserved for issuance under our stock plans.

        SPECIAL NOTE REGARDING STATEMENTS OF EXPECTED FUTURE PERFORMANCE

   You should not rely on statements in this prospectus indicating expectations about future performance. These statements reflect our views only as of the date of this prospectus and you can usually identify them by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "intend," "potential," or "continue" or the negative of these terms or other comparable terminology. Examples of these statements include, but are not limited to, statements regarding the following: the development of TLK286, TLK199 or insulin receptor activators to treat cancer and diabetes, our intention to file INDs for clinical testing for our product candidates, the timing of the advancement of our product candidates into preclinical and clinical trials, the design, goals and expansion of those clinical trials, the selection of a product candidate from our proprietary family of insulin receptor activators, our partnering with third parties to share the costs of developing product candidates for diabetes and other diseases that require larger and longer clinical trials, the use of TRAP to select product candidates much faster than with alternative technologies, the ability to address the U.S. hospital-based cancer market with a limited sales and marketing presence, our entry into collaborations to assist in commercializing our product candidates, our ability to apply our drug discovery technology to virtually any protein target, our development of product candidates with a clear path to regulatory approval and the potential to show early evidence of clinical efficacy, our use of TRAP to provide a stream of promising future development candidates, our selection of additional partners for additional TRAP collaborations, the advantages of TLK199 over a therapeutic protein, the effect of certain members of the TLK17411 family on more sensitive control of blood sugar and on the delayed need for injected insulin, the ability of our panel of proteins to simulate most of the significant interactions between a small molecule and a protein, the use of TRAP to create a small molecule library with a greater likelihood of containing a compound that interacts with any specified protein and a higher probability of generating drug candidates, the impact of our collaborations on our ability to identify new product development and commercialization opportunities, the financing sources for our future cash needs, our investment of the proceeds of this offering, our use of third parties for materials production, the relations with our employees and the adequacy of our existing facilities. Factors that may cause actual results to differ materially from the results expressed or implied by these statements are set forth under "Risk Factors."

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the 5,000,000 shares of common stock in the offering are estimated to be $31,050,000 ($36,300,000 if the underwriters' over-allotment option is exercised in full), based on an initial public offering price of $7.00 per share and after deducting the underwriting discount and estimated offering expenses. We tentatively anticipate the following allocations of net proceeds for our research and development programs:

  . approximately $15 million for the advancement of TLK286 through the completion of phase II clinical trials; and

  . approximately $4 million for the advancement of each of the TLK199 and TLK17411 programs, respectively, covering the costs of pre-clinical studies, the filing of the INDs and phase I clinical trials.

   We also intend to use the balance of the net proceeds for other general research and development activities. We may use a portion of the net proceeds to acquire or invest in products and technologies that are complementary to our own, although no acquisitions are planned or being negotiated as of the date of this prospectus, and no portion of the net proceeds has been allocated for any specific acquisition. The remainder of the proceeds will be used for general corporate and administrative expenses. Pending these uses, the net proceeds will be invested in investment-grade interest-bearing securities.


   The principal purposes of this offering are to increase our capitalization and financial flexibility, to provide a public market for our common stock and to facilitate access to public equity markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we will have upon completion of the offering because they will depend upon numerous factors beyond our control, such as the rate of our progress in research and development, the results of preclinical studies and clinical trials, the timing of regulatory approvals, the determination of commercial potential of our product candidates, the rate at which operating losses are incurred and various other factors. Accordingly, our management will have broad discretion in the application of net proceeds.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently intend to retain earnings, if any, to support the development of our business and do not anticipate paying cash dividends for the foreseeable future.

                                 CAPITALIZATION

   The following table shows our capitalization as of June 30 , 2000:

  . on an actual basis; and

  . as adjusted to give effect to the conversion of preferred stock and to the sale of 5,000,000 shares of our common stock at an initial public offering price of $7.00 per share, after deducting the underwriting discount and estimated offering expenses.

   This table should be read with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes appearing elsewhere in this prospectus.

                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (In thousands)
Capital lease and equipment loan obligations, including
 current portion......................................... $     48   $     48
                                                          --------   --------
Stockholders' equity:
  Convertible preferred stock, $0.01 par value;
   authorized--3,023,799 shares actual, 5,000,000 shares
   as adjusted; issued and outstanding--2,186,817 shares
   actual, none as adjusted..............................       22        --
  Common stock, $0.01 par value; authorized--46,976,201
   shares actual, 100,000,000 as adjusted; issued and
   outstanding--2,343,357 shares actual, 21,150,059
   shares as adjusted....................................       23        212
Additional paid-in capital...............................   70,568    101,451
Note receivable from employee............................     (153)      (153)
Deferred stock compensation..............................   (2,654)    (2,654)
Accumulated deficit......................................  (59,511)   (59,511)
                                                          --------   --------
Total stockholders' equity...............................    8,295     39,345
                                                          --------   --------
  Total capitalization................................... $  8,343   $ 39,393
                                                          ========   ========

   The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of June 30, 2000 and excludes:

  . 34,559 shares of common stock underlying warrants outstanding as of June
    30, 2000 with a weighted average exercise price of $5.28 per share;

  . 3,003,418 shares of common stock underlying options outstanding as of June 30, 2000 with a weighted average exercise price of $1.46 per share; and

  . 2,000,000 shares available for issuance or future grant under our 2000
    Equity Incentive Plan stock option plan, 250,000 shares available for issuance under our 2000 Employee Stock Purchase Plan and 300,000 shares available for issuance under our 2000 Non-Employee Director's Stock Option Plan.

                                    DILUTION

   The historical net tangible book value of our common stock on June 30, 2000 was approximately $8.3 million, or $3.54 per common share, based on the number of common shares outstanding as of June 30, 2000. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2000. The pro forma net tangible book value of our common stock on June 30, 2000, after giving effect to the automatic conversion upon the closing of this offering of all convertible preferred stock outstanding as of June 30, 2000 into 13,806,702 shares of common stock, was approximately $8.3 million, or $0.51 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the pro forma number of shares of common stock outstanding. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. After giving effect to the sale of 5,000,000 shares of common stock offered by this prospectus at an initial public offering price of $7.00 per share, assuming the underwriters' over-allotment option is not exercised, and after deducting the underwriting discount and estimated offering expenses, our pro forma net tangible book value at June 30, 2000 would have been approximately $39.4 million or $1.86 per share. This represents an immediate decrease in net tangible book value of $5.14 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this dilution on a per share basis:

Initial public offering price....................................        $ 7.00
  Historical net tangible book value per share as of June 30,
   2000.......................................................... $3.54
  Decrease attributable to conversion of preferred stock......... (3.03)
                                                                  -----
  Pro forma net tangible book value per share at June 30, 2000... $0.51
  Increase per share attributable to new investors...............  1.35
                                                                  -----
Pro forma net tangible book value per share after this
 offering........................................................          1.86
                                                                         ------
Dilution per share to new investors..............................        $ 5.14
                                                                         ======

   The following table summarizes, on a pro forma basis as of June 30, 2000, the differences between the number of shares purchased from us, the total consideration paid and the average price per share paid by the existing stockholders and the new investors. We have used our initial public offering price of $7.00 per share, and assumed no exercise of the underwriters' over-allotment option, and we have not deducted the underwriting discount and estimated offering expenses in our calculations.

                            Shares Purchased  Total Consideration
                           ------------------ -------------------- Average Price
                             Number   Percent    Amount    Percent   Per Share
                           ---------- ------- ------------ ------- -------------
Existing investors........ 16,150,059   76.4% $ 71,956,700   67.3%     $4.46
New investors.............  5,000,000   23.6    35,000,000   32.7       7.00
                           ----------  -----  ------------  -----      -----
Total..................... 21,150,059  100.0% $106,956,700  100.0%     $5.06
                           ==========  =====  ============  =====      =====

   The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of June 30, 2000 and excludes:

  . 34,559 shares of common stock underlying warrants outstanding as of June
    30, 2000 with a weighted average exercise price of $5.28 per share;

  . 3,003,418 shares of common stock underlying options outstanding as of June 30, 2000 with a weighted average exercise price of $1.46 per share; and

  . 2,000,000 shares available for issuance or future grant under our 2000
    Equity Incentive Plan stock option plan, 250,000 shares available for issuance under our 2000 Employee Stock Purchase Plan and 300,000 shares available for issuance under our 2000 Non-Employee Director's Stock Option Plan.

                            SELECTED FINANCIAL DATA

   This section presents our historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected data in this section is not intended to replace the financial statements.

   The statement of operations data for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 and the balance sheet data at December 31, 1995, 1996, 1997, 1998 and 1999 have been derived from our financial statements which have been audited by Ernst & Young LLP, our independent auditors. The financial statements at December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 are included elsewhere in this prospectus. The statement of operations data for the six month periods ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 are derived from our unaudited financial statements included elsewhere in the prospectus and include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of the data. Historical results are not necessarily indications of future results. Contract revenue from collaborations includes $1.3 million, $1.5 million, $1.8 million, $2.0 million, $1.0 million and $1.125 million from a related party in 1996, 1997, 1998, 1999 and for the six months ended June 30, 1999 and 2000, respectively. The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our convertible preferred stock was converted into shares of common stock on the date of issuance.

                                                                      Six Months Ended
                                                                      ------------------
                                 Year Ended December 31,
                          ------------------------------------------  June 30,  June 30,
                           1995    1996     1997     1998     1999      1999      2000
                          ------  -------  -------  -------  -------  --------  --------
                                    (In thousands, except per share data)
Statement of Operations
 Data:
Contract revenue from
 collaborations.........  $  358  $ 1,350  $ 1,652  $ 3,194  $ 4,237  $ 2,489   $  1,330
Costs and expenses:
Research and
 development............   5,784    8,688    8,090    7,952    9,547    5,198      5,119
General and
 administrative.........   1,428    1,880    2,470    2,149    2,152      772      4,589
                          ------  -------  -------  -------  -------  -------   --------
Loss from operations....  (6,854)  (9,218)  (8,908)  (6,907)  (7,462)  (3,481)    (8,378)
Interest income, net....     164      320      290      328      398      226        251
                          ------  -------  -------  -------  -------  -------   --------
Net loss................  (6,690)  (8,898)  (8,618)  (6,579)  (7,064)  (3,255)    (8,127)
Deemed dividend to
 preferred
 stockholders...........     --       --       --       --       --       --      (4,667)
                          ------  -------  -------  -------  -------  -------   --------
Net loss allocable to
 common stockholders....  $6,690  $(8,898) $(8,618) $(6,579) $(7,064) $(3,255)  $(12,794)
                          ======  =======  =======  =======  =======  =======   ========
Net loss per common
 share, basic and
 diluted................  $(3.39) $ (4.41) $ (3.95) $ (3.00) $ (3.21) $ (1.48)  $  (5.75)
                          ======  =======  =======  =======  =======  =======   ========
Weighted average shares
 used in computing net
 loss per common share,
 basic and diluted......   1,974    2,019    2,184    2,194    2,204    2,200      2,225
Pro forma net loss per
 common share, basic and
 diluted................                                     $ (0.47)           $  (0.83)
                                                             =======            ========
Weighted average shares
 used in computing pro
 forma net loss per
 common share, basic and
 diluted................                                      14,879              15,489

                                      As of December 31,
                         ------------------------------------------------  June 30,
                           1995      1996      1997      1998      1999      2000
                         --------  --------  --------  --------  --------  --------
                                            (In thousands)
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $ 13,504  $ 11,179  $ 10,692  $ 14,402  $  7,556  $  9,437
Working capital.........   13,072     8,429     7,250    10,915     3,936     7,347
Total assets............   15,469    14,071    12,902    16,586     9,170    11,743
Total long-term
 liabilities............      594     1,231       797       425        83        77
Deferred compensation...      --        --        --        --       (260)   (2,654)
Accumulated deficit.....  (20,225)  (29,123)  (37,741)  (44,320)  (51,384)  (59,511)
Total stockholders'
 equity................. $ 14,171  $  9,942  $  8,438  $ 12,177  $  5,130  $  8,295

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read with "Selected Financial Data" and our financial statements and notes included elsewhere in this prospectus. The discussion in this prospectus contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this prospectus should be read as applying to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to these differences include those discussed in "Risk Factors," as well as those discussed elsewhere.

Overview

   Telik is engaged in the discovery, development and commercialization of small molecule therapeutics. We have incurred net losses since inception and expect to incur substantial and increasing losses for the next several years as we expand our research and development activities and move our product candidates into later stages of development. The process of carrying out the development of our own unpartnered products to later stages of development and our research programs for our corporate partners may require significant additional research and development expenditures including preclinical testing and clinical trials, as well as for obtaining regulatory approval. To date, we have funded our operations primarily through the sale of equity securities, non-equity payments from collaborators and capital asset lease financings. We received our first funding from our collaborative partners in November 1996. Including both research funding and the issuance of equity investments, we received an aggregate of $13.7 million in 1998, of which $10.5 million was equity and $3.2 million was funded research, an aggregate payment of $4.5 million for funded research in 1999, and aggregate payments of $7.0 million for equity were received in the six months ended June 30, 2000. As of June 30, 2000, our accumulated deficit was approximately $59.5 million.

Deferred Compensation

   During the year ended December 31, 1999, in connection with the grant of stock options to employees, we recorded deferred stock compensation totaling $0.3 million, representing the difference between the deemed fair value of our common stock for financial reporting purposes on the date these options were granted and the exercise price. This amount is included as a reduction of stockholders' equity and is being amortized over the vesting period of the individual options, generally four years, using the straight line method. Because stock options subject to deferred compensation were primarily granted in the second half of 1999, the amortization of deferred stock compensation was not material for the year ended December 31, 1999. We recorded additional deferred compensation of approximately $2.6 million for stock options granted from January 1, 2000 to June 30, 2000. We recorded amortization of deferred compensation of $223,000 for the six months ended June 30, 2000.

Results of Operations

 Six months ended June 30, 2000 and 1999

 Revenues

   Revenues for the six months ended June 30, 2000 and 1999 were $1.3 million and $2.5 million, respectively. The decrease in revenue is attributable to the completion of the Taiho collaboration in 1999. Revenue for the first six months of 2000 results from the recognition of deferred contract revenue from collaborative agreements with Sanwa and Sankyo.

 Research and development expenses

   Research and development expenses for the six months ending June 30, 2000 and 1999 were $5.1 million and $5.2 million, respectively. There was a decrease principally due to the effect of lower headcount in 2000 which was partially offset by the non-cash charge related to the amortization of deferred stock compensation and compensation expense of $0.2 million incurred during the six months ended June 2000.

 General and administrative expenses

   General and administrative expenses were $4.6 million for the six months ended June 30, 2000 and $0.8 million for the six months ended June 30, 1999. The increase was primarily due to a $3.8 million non-cash charge for compensation expense relating to stock options granted to a former executive officer.

 Years Ended December 31, 1999, 1998 and 1997

 Revenues

   Contract revenue from collaborations were $4.2 million in 1999, $3.2 million in 1998 and $1.7 million in 1997. The increase in 1999 was primarily due to the initiation of our Sankyo collaboration signed in March 1999. The increase in 1998 revenue was primarily due to the initiation of a development agreement with Taiho Pharmaceuticals in late 1997, substantially all of which was earned in 1998. Contract revenue recognized related mainly to collaboration revenues earned from Sanwa, Sankyo and Taiho in 1999 and Sanwa and Taiho in 1998 and 1997. Contract revenues from Sanwa, a related party, were $1.5 million, $1.8 million and $2.0 million in 1999, 1998 and 1997 respectively. We expect contract revenue from collaborations to constitute substantially all of our total revenues for the foreseeable future. For details of the Company's revenue recognition policy, refer to Note 1 to the financial statements.

 Research and development expenses

   Research and development expenses were $9.5 million in 1999, $8.0 million in 1998 and $8.1 million in 1997. The 1999 increase was primarily attributable to increased costs associated with the filing of an IND for TLK286, a small molecule product candidate being developed for the treatment of chemotherapy-resistant cancers. We expect research and development expenses to increase with the advancement of our unpartnered product candidates into later stages of development.

 General and administrative expenses

   General and administrative expenses, which consist primarily of salaries, consulting services and rent, were $2.2 million in 1999, $2.1 million in 1998 and $2.5 million in 1997. This decrease of $0.4 million from 1997 to 1998 was primarily attributable to a reduction in the number of employees. We expect that general and administrative expenses will increase in the future to support the continued growth of our research and development efforts and to accommodate operating as a public company.

 Net interest income

   Net interest income was $0.4 million in 1999, $0.3 million in 1998 and $0.3 million in 1997. Interest income results from our interest on short-term investments, while interest expense is associated with capital lease obligations and other long-term liabilities.

 Liquidity and capital resources

   Cash, cash equivalents and short-term investments totaled $9.4 million at June 30, 2000. We have financed our operations from inception primarily through the private placement of equity securities, revenue from collaborative agreements, interest earned on short-term investments and equipment lease line financings. As of June 30, 2000, we had raised $63.0 million from the sale of equity securities, including $11.0 million from collaborators, and received $11.3 million in non-equity payments from collaborators. During the six month period ended June 30, 2000, the company received net proceeds of $7 million from the sale of equity securities. In 1998 and 1997, we received net proceeds of $10.3 million and $7.1 million, respectively, from private financing activities.

   As of June 30, 2000, $0.2 million in equipment loans were secured by our equipment. The loans bear interest at 8% and are due at various times in 2000.

   We plan to apply the net proceeds from this offering to the phase II clinical trials for TLK 286 and for preclinical studies, IND filings and phase I clinical trials for TLK 199 and TLK 17411. We will use the balance of the proceeds, as available, for other general research and development activities. We believe our existing cash resources, plus the proceeds of this offering and anticipated proceeds from corporate collaborations, will be sufficient to satisfy our anticipated cash requirements through at least 18 months. We expect to finance our future cash needs through the sale of equity securities, strategic collaborations and possibly debt financing. Our future capital uses and requirements depend on numerous factors, including the following:

  . the progress and success of preclinical and clinical trials of our product candidates;

  . the progress and number of research programs in development;

  . the costs and timing of obtaining regulatory approvals;

  . our ability to establish, and the scope of, our new collaborations;

  . our ability to meet the milestones identified in our collaborative agreements which trigger payments; and

  . the costs and timing of obtaining, enforcing and defending our patent and intellectual property rights.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Financial Instruments and for Hedging Activities, or SFAS 133, which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and we do not anticipate an impact on our results of operations or financial condition, as we hold no derivative financial instruments and do not currently engage in hedging activities.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, or SAB 101. SAB 101 summarizes the SEC's views on applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no significant impact on our revenue recognition policy or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions involving Stock Compensation as Interpretation on APB 25." FIN 44 clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business continuation. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 does not have a material impact on our financial statements.

Disclosure About Market Risk

   The primary objective of our investment activities is to preserve principal and at the same time maximize income we receive from our investments without significantly increasing risk. We maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. In 1998 and 1999, we maintained an investment portfolio primarily in depository accounts. Due to the short-term nature of these investments, we have concluded that there is no material market risk exposure. In the future, we may invest the proceeds of this offering in financial instruments with longer maturities.

   We have operated primarily in the United States and all funding activities with our collaborators to date have been made in U.S. dollars. Accordingly, we do not have any exposure to foreign currency rate fluctuations.

                                    BUSINESS

Overview

   Telik is a biopharmaceutical company working to discover, develop and commercialize small molecule therapeutics to treat diseases for which there is significant demand for new therapies. Our most advanced product candidates are for the treatment of cancer and diabetes. All of our product candidates were discovered using our proprietary technology called Target-Related Affinity Profiling, or TRAP, which enables us to discover product candidates faster and more efficiently than with alternative technologies such as ultra high-throughput screening, or UHTS.

   Our most advanced product candidate, TLK286, is a chemotherapeutic drug for the treatment of cancers, such as breast, colon, ovarian and lung, that have shown resistance to standard cancer drugs. TLK286 entered clinical trials in January 2000. Our second cancer product candidate, TLK199, is for the treatment of the depletion of white blood cells, or neutropenia, which is a toxic side effect of cancer treatment. TLK199 appears to act by the same cellular mechanism as G-CSF, the current standard therapy, but has the advantages of being a small molecule drug. We expect to file an IND for TLK199 in the first half of 2001. We have retained rights for the worldwide commercialization of TLK286 and TLK199.

   Our third product development program has identified a proprietary class of orally active insulin receptor activators for the treatment of Type 2, or adult onset, diabetes. These product candidates activate insulin-signaling and lower blood sugar by a mechanism that is different from that of currently available diabetes drugs. The first of our insulin receptor activators, TLK17411, is in preclinical development. We granted commercialization rights to a partner for most of Asia and have retained these rights for the rest of the world.

   We have also developed a portfolio of preclinical programs in the areas of cancer, diabetes, inflammatory diseases and stroke. In each of these programs, we have used our TRAP technology to identify pharmaceutically active small molecules. The most advanced of the active compounds from these programs have shown efficacy in animal models of their respective disease targets.

   Our success in identifying product candidates has resulted from the use of TRAP, our proprietary drug discovery technology. We have used TRAP to rapidly and efficiently identify active small molecules relevant to a variety of disease states. Since TRAP reduces the need for conventional high-throughput screening and the associated need for large libraries of compounds, automation, assay technology and target licensing, TRAP offers a solution to the current bottleneck in drug discovery caused by the increased number of new targets that has resulted from advances in genomics and related fields. In addition to using TRAP for our internal drug discovery programs, we have entered into TRAP technology collaborations with third parties.

Telik Strategy

   Key elements of our strategy are to:

  . Develop small molecule drugs for major disease areas. We intend to develop small molecule drugs to address unmet needs in the areas of cancer, diabetes, inflammatory disease and stroke. The number of patients with these diseases has been increasing due primarily to the aging population. This has led to a growing demand for new drugs that offer competitive advantages over existing products, such as improved effectiveness and reduced side effects. The advantages of small molecule drugs over therapeutic proteins include the ease of manufacturing and administration, the potential for oral dosing and applicability to a wider range of disease targets, including those inside the cell. Small molecule drugs comprise more than 95% of the pharmaceutical market.

  . Retain commercial rights to our product candidates. We will seek to retain significant commercial rights to our product candidates by conducting clinical development activities at least through initial proof of efficacy in humans. Since the development process for cancer drugs is relatively efficient and well defined, the cost and time required to bring new drugs to market is significantly less than that required for other therapeutic categories, permitting us to retain commercialization rights through completion of clinical trials. In disease areas that require larger and longer clinical trials, such as diabetes, we will share the risks and costs of development by partnering these programs before completion of pivotal trials, which we expect may require granting commercialization rights to our collaborators.

   Our goal is to develop and commercialize our cancer product candidates in North America. We believe that the hospital-based cancer market in the United States is readily accessible by a limited sales and marketing presence due to the concentrated market of prescribing physicians coupled with the substantial unmet therapeutic needs. As appropriate, we will establish collaborations with multinational pharmaceutical companies to assist in the commercialization of our product candidates.

  . Select targets strategically. We believe that we can apply our drug discovery technology to virtually any protein target. We regularly review the progress of scientific and clinical research in important disease areas to identify targets with commercial promise. By careful selection of targets, we intend to develop product candidates with a clear path to regulatory approval and the potential to show early evidence of clinical efficacy. This strategy will allow us to reduce the risk inherent in drug discovery and accelerate the commercialization of our drug candidates.

  . Use TRAP to sustain a pipeline of drug candidates. Because our TRAP platform technology allows us to rapidly and efficiently identify small molecules active against potential disease targets, we have the capacity to examine a large number of targets in order to select those with therapeutic promise. We will seek to use this platform to provide a stream of promising future development candidates.

  . Leverage and expand the use of TRAP. We may seek selected additional partners for TRAP collaborations. These collaborations will not limit our internal efforts and may strengthen our TRAP technology by providing information on the performance of our panel proteins. Any significant revenues from these collaborations are more likely to be in the form of milestone and royalty payments, rather than up front payments or funded research.

Product Candidates

   Our efforts are concentrated in four major diseases: cancer, diabetes, inflammatory diseases and stroke. Our two most advanced product candidates are for cancer treatment. TLK286, which entered clinical trials in January 2000, is being developed for the treatment of chemotherapy-resistant cancers. TLK199, a small molecule that accelerates recovery from chemotherapy-induced depletion of white blood cells, or neutropenia, represents a promising new adjunctive therapy. We have discovered novel insulin receptor activators for the treatment of Type 2 diabetes.

   Application of our TRAP technology has led to a pipeline of both potential product candidates and earlier stage research programs. The following table summarizes key information about these programs.

  Product                                         Development                  Commercialization
  Candidate              Clinical Indication      Status                       Rights
---------------------------------------------------------------------------------------------------
  Cancer
  TLK286                 Chemotherapy-resistant   Phase I                      Worldwide
  Targeted               cancers, including       .         phase I clinical
  chemotherapeutic drug  colon, ovarian, lung,              trial commenced
                         pancreas,                          1/00
                         lymphoma/leukemia and
                         breast

  TLK199                 Chemotherapy-induced low Pre-IND                      Worldwide
  Bone marrow stimulant  white blood cell count,  .         IND-enabling
                         or neutropenia                     studies initiated
                                                            6/99
                                                  . clinical grade material
                                                    prepared 1/00

  IGF-1 inhibitor        Prostate cancer          Lead optimization            Worldwide
                                                  .                   small
                                                                      molecule
                                                                      inhibitors
                                                                      discovered
---------------------------------------------------------------------------------------------------
  Diabetes
  Insulin-independent    Type 2 diabetes          Candidate nomination/lead    Worldwide except
  insulin receptor                                optimization                 Japan and most other
                                                                               Asian countries
  activators                                      . oral activity in animal
                                                    models
                                                  . preclinical and safety
                                                    assessment initiated

  Insulin-dependent      Type 2 diabetes          Candidate nomination/lead    Worldwide except
  insulin receptor                                optimization                 Japan and most other
  activators                                                                   Asian countries
                                                  . activity in animal models
                                                  . preclinical and safety
                                                    assessment initiated
---------------------------------------------------------------------------------------------------
  Inflammatory disease
  MCP-1 antagonist       Rheumatoid arthritis,    Lead optimization            North and South
                         asthma atherosclerosis,  .                   small    America and jointly
                         multiple sclerosis,                          molecule in Europe
                         cancer                                       inhibitors
                                                                      discovered
                                                  . activity in animal models

  MIP-1 alpha inhibitor  Rheumatoid arthritis,    Lead optimization            North and South
                         multiple sclerosis,      .                   small    America and jointly
                         cancer                                       molecule in Europe
                                                                      inhibitors
                                                                      discovered

  IL-8 inhibitor         Rheumatoid arthritis,    Lead optimization            North and South
                         nephritis, psoriasis,    .                   small    America and jointly
                         cancer                                       molecule in Europe
                                                                      inhibitors
                                                                      discovered
---------------------------------------------------------------------------------------------------
  Stroke
  Caspase-3 inhibitor    Stroke                   Lead optimization            Worldwide
                                                  .                   small
                                                                      molecule
                                                                      inhibitors
                                                                      discovered

Product Development Programs

 Cancer

   Our two most advanced product candidates, TLK286 and TLK199, are being developed to treat serious cancers for which there is significant demand for new therapies. Cancer is the second leading cause of death in the United States. It is estimated that 1.2 million people will be diagnosed with cancer in the United States this year and more than 555,000 of these people will die of their disease. The five-year survival rates for patients with cancers that have spread from their original site are poor. For example, after spread of the cancer, only 13% of patients with colorectal cancer survive, only 12% with lung cancer and only 21% with breast cancer. These poor survival rates reflect the limitations of current treatments and the development of resistance to available treatments. In addition, current treatments are often associated with severe toxic side effects.

   TLK286, a small molecule product candidate to treat chemotherapy-resistant cancers, entered phase I clinical trials in January 2000. Our second cancer product candidate, TLK199, is being developed for the treatment of the depletion of white blood cells, or neutropenia, a toxic side effect of chemotherapy. We expect to file an IND for TLK199 in the first half of 2001.

 TLK286--tumor-activated cancer drug

  Overview

   TLK286 is a small molecule product candidate we are developing for the treatment of cancers that have resisted standard chemotherapeutic drugs. TLK286 binds to glutathione S-transferase, or GST, a protein known to play an important role in the development of resistance to commonly used chemotherapeutic drugs. GST initiates a series of events in a cell responsible for the inactivation of a variety of drugs and toxins and their subsequent removal from the body. In a person with a cancer, GST also functions to break down chemotherapeutic drugs administered for treatment. If a person's cancer has increased GST levels either initially or following exposure to chemotherapeutic drugs, GST will limit the effectiveness of treatment by breaking down the chemotherapeutic drug before it can kill cancer cells.

   GST P1-1 is a type of GST that is elevated in many cancers and is often further elevated by treatment with standard chemotherapeutic drugs. When TLK286 binds to GST P1-1, it releases a compound with a proven mechanism of killing cancer cells. Thus, in contrast to the usual situation where GST is involved in the destruction of chemotherapeutic drugs, GST activates TLK286 when it reaches its cellular target. In this way, TLK286 kills cancer cells by utilizing the same mechanism that normally deactivates chemotherapeutic drugs.

  Preclinical Studies

   Preclinical studies suggest that TLK286 may have a more favorable safety and efficacy profile than that of standard chemotherapeutic drugs. We attribute this to its mechanism of activation. Since GST P1-1 activity is often increased in tumor tissues compared to normal tissues, TLK286 activation is further enhanced in tumors than in normal tissues. TLK286 activation is further enhanced in resistant tumors in which GST P1-1 activity is further elevated. Thus, activated TLK286 concentrates in parts of the body where cancer is present.

   TLK286 reduced the growth of human cancer cell lines and biopsy specimens derived from tumors of the breast, colon, lung, ovary and bone marrow and from melanomas and, in mouse models of human cancer, suppressed tumor growth. The efficacy of TLK286 against tumor cell lines was enhanced in those cell lines selected for drug resistance and exhibiting increased levels of human GST P1-1. For example, TLK286 showed an improved therapeutic effect in mouse models of human colon cancer cells that had been made resistant to a common chemotherapeutic drug called doxorubicin and have elevated levels of GST P1-1.

  Development Strategy

   In December 1999, we filed an IND with the FDA for permission to test TLK286 in advanced cancer patients. In January 2000, we initiated a phase I clinical trial of TLK286 in 36 patients with advanced solid tumors or non-Hodgkin's lymphoma which are unresponsive or for which no standard therapy is available.

   The purpose of this phase I clinical trial is to determine the safety of TLK286 by finding the maximum tolerated dose and principal toxic side effects. In addition, we will also collect information on the relationship of GST P1-1 activity levels and tumor response. Patients will be assessed for tumor shrinkage at six weeks, after completing two cycles of treatment. Patients showing an objective clinical benefit may continue to receive TLK286 until the cancer progresses or unacceptable toxicity occurs. We intend to complete this study in the fourth quarter of 2000.

   Assuming successful completion of the phase I clinical trial, we intend to initiate phase II clinical trials to confirm the safety and study the antitumor activity of several doses and schedules of administration of TLK286 in the first quarter of 2001. Depending on the rate of patient accrual, we estimate completion of each of these phase II studies within 12 to 18 months. Upon completion of phase II, and based on the results of these studies, we intend to begin confirmatory phase III clinical trials which are expected to compare TLK286 to standard therapies in those chosen cancer types. We estimate that we will not be able to file a New Drug Application, or an NDA, for TLK286 until at least late 2003.

   Cancer types under consideration include those which are not responsive, or are refractory, to standard therapy. These cancers include colon, ovarian, lung, pancreas, lymphoma/leukemia and breast. We have chosen these cancer types because they have high levels of GST P1-1 and generally require smaller and shorter trials. These cancers may also be candidates for accelerated regulatory review, because no effective alternative therapies are available. If we obtain approval in these refractory indications, we will expand the development program to study TLK286 in earlier stages of these diseases as well as in additional cancer types.

   We have worldwide commercial rights to TLK286 and intend to commercialize TLK286 in the North American market. At the appropriate time, we will select a collaborator in other territories with capabilities in manufacturing, sales and marketing.

 TLK199--Bone marrow stimulant as an adjunct for cancer therapy

  Overview

   TLK199 is a small molecule product candidate that is designed to increase white blood cell counts in cancer patients undergoing chemotherapy. In addition to killing cancer cells, chemotherapeutic drugs kill rapidly dividing normal cells. These include normal cells found in bone marrow that may eventually become white blood cells capable of fighting infection. Lowered levels of a type of white blood cells, called neutrophils, cause a condition called neutropenia. Neutropenia renders the already weakened cancer patient susceptible to life-threatening infections. Granulocyte colony stimulating factor, or G-CSF, is the current standard therapy for the treatment of neutropenia, since it accelerates the recovery of white blood cells to a normal level.

   G-CSF acts by binding to a receptor protein on the surface of the cell and activating a signaling pathway within the cell. This signal causes white blood cells in the bone marrow to divide and mature, increasing the number of white cells in the blood capable of fighting infection. TLK199 acts upon the same signaling pathway that is activated by G-CSF.

  Preclinical Studies

   TLK199 reduced the duration of neutropenia in animals treated with a standard cancer drug. The reduction was similar in degree and duration to that seen with G-CSF. In normal animals, TLK199 also increased the number of white cells in the blood to an extent similar to that produced by G-CSF. In experiments using human bone marrow, TLK199 caused white blood cells to divide and mature.

  Development Strategy

   TLK199 is undergoing preclinical testing to support initiation of clinical trials. Assuming successful completion of these studies, we anticipate filing an IND in the first half of 2001. Upon completion of FDA review, we will begin phase I clinical testing. In the phase I clinical trial, we intend to determine the safety and blood levels, or pharmacokinetics, of TLK199 in healthy volunteers. We will also measure the enhancing effects of TLK199 on the white blood cell response. We anticipate that the phase I program will take approximately 12 months to complete.

   Our phase II program will be designed to confirm the white blood cell elevating effects of TLK199 in patients receiving cancer chemotherapeutic drugs that cause severe neutropenia. In this study, we will look at the ability of TLK199 to reduce the duration and intensity of neutropenia, which is correlated with the risk of infectious complications. We expect to conduct this study in patients undergoing a variety of standard chemotherapy regimens. Phase III clinical trials will be designed to compare the efficacy of TLK199 with Amgen's therapeutic protein version of G-CSF, known as Neupogen. We also intend to study additional diseases that are known to benefit from the stimulation of white blood cell production.

   TLK199 is expected to offer the advantages of a small molecule drug over a therapeutic protein, including ease of manufacturing and the potential for oral administration. Although Amgen reported worldwide sales of Neupogen of over $1.3 billion in 1999, we believe its broader use is limited by its expense and lack of oral administration. The low cost of production and potential oral availability of TLK199 may allow us to offer a product that is attractive to the current market for drugs that stimulate the production of white blood cells. We have retained worldwide commercial rights to TLK199 and intend to commercialize TLK199 in the North American market. At the appropriate time, we will select collaborators in other territories with capabilities in development, sales and marketing. These partners may participate in the phase II and phase III clinical development, which may affect the timelines for completion of the development program.

 Diabetes

   We have discovered and are developing proprietary orally active small molecule insulin receptor activators for the treatment of Type 2 diabetes, which represents 90-95% of all cases of diabetes. Diabetes is a major health problem with over 170 million people estimated to be afflicted worldwide. Diabetes is the leading cause of serious coronary disease, adult blindness, lower limb amputations and serious kidney disease. Diabetes results from the inability of insulin, a hormone produced by the pancreas, to regulate blood sugar levels. In Type 2 diabetes, the loss of blood sugar regulation is caused by a decreased ability of insulin to activate its protein receptor combined with a relative insulin deficiency.

   Two large international clinical studies, the Diabetes Control and Complications Trial and the United Kingdom Prospective Diabetes Study, have confirmed that blood sugar control is a key factor in the prevention of the long-term complications of diabetes, including eye and kidney disease. As a result of these studies, doctors are aggressively treating patients' blood sugar levels with a variety of oral drugs. This situation has increased the demand for more effective drugs to treat diabetes.

 TLK17411--Insulin receptor activators

  Overview

   Using our TRAP technology, we have discovered a proprietary family of small molecule product candidates that bind to the insulin receptor and, like insulin, cause the receptor to activate and initiate a sequence of events called insulin signaling that lowers sugar levels in the blood by facilitating the entry of sugar into muscle and liver cells where it is metabolized. Results from animal models of diabetes suggest that these compounds may allow more sensitive control of blood sugar levels and may delay the need for insulin treatment. Our leading product candidate in this group is TLK17411.

                                   [GRAPHIC]

  Preclinical Studies

   Preclinical studies have provided evidence that TLK17411 can initiate or facilitate insulin signaling. In laboratory experiments and in four animal models of diabetes, we have shown that TLK17411 enhances insulin signaling. In one animal model, treatment with a single oral dose of TLK17411 lowered blood sugar by more than 25% and kept it suppressed for 24 hours. Its effectiveness was maintained for a longer period of time with single daily doses. We have shown that TLK17411 does not activate similar receptors or other signaling pathways in these cells, a positive property that suggests that TLK17411 may not have significant side effects.

   Some members of the TLK17411 family of compounds show activity only in the presence of insulin while others activate the glucose receptor in the absence of insulin. Each profile has potential advantages for the treatment of Type 2 diabetes. The insulin-dependent profile could produce more sensitive control of blood sugar levels, since the drug would be most active when blood sugar levels, and therefore insulin levels, are increased. The second profile may be more advantageous in later stage Type 2 diabetes, when insulin release is more severely impaired and insulin injections are required. A drug with this profile of activity could delay the need for injected insulin.

   We have shown that members of the TLK17411 group are sufficiently potent to allow oral administration. Furthermore, they do not cause genetic mutations in standard tests, which is a prerequisite for a product candidate to proceed for further development.

  Development Strategy

   We have commenced the necessary preclinical testing to support the initiation of clinical trials. Assuming successful completion of preclinical testing, we anticipate filing an IND in the second half of 2001 . Upon completion of FDA review, we will begin phase I clinical testing.

   In the phase I clinical trial, we intend to evaluate the safety, pharmacokinetics and blood sugar lowering effects of the product candidate in healthy volunteers. In a second phase I clinical trial, we intend to evaluate the effects of multiple doses of the drug in patients with Type 2 diabetes. We anticipate that the phase I clinical program will take approximately 12 months to complete.

   Our collaborator, Sanwa, has commercialization rights in Japan and most other Asian countries. We have retained those rights in the rest of the world. In many types of cancer, there are no available effective therapies, the treatments are acute and administered over a few months. In contrast, diabetes is a chronic disease, often seen in younger, healthier individuals, requiring administration of daily medication for many years. As a result, new treatments being developed for diabetes require longer and larger preclinical and clinical safety and efficacy studies to establish long-term side effects and benefits. Because the development of diabetes drugs is longer and more expensive than for cancer drugs, we intend to share the risks and costs of development by partnering these programs before completion of pivotal trials, which we expect will require granting commercialization rights to our collaborators.

Research Discovery Programs

   In addition to generating our current product portfolio, TRAP has allowed us to build our research pipeline with product candidates against targets in cancer, diabetes, inflammatory diseases and stroke. We have chosen to pursue those protein targets that have engendered a high level of interest in the drug discovery community, address important unmet clinical needs and whose modulation will have a beneficial effect in treating a given disease.

 IGF-1 receptor inhibitor for cancer

   Insulin-like growth factor-1, or IGF-1, is an important protein target for cancer therapy. Blood levels of IGF-1 are increased in prostate cancer patients and represent a significant risk factor for the development of prostate cancer in healthy males. Increases in the amount of the IGF-1 receptor predict a poor prognosis in breast cancer. Using TRAP technology, we have identified two families of small molecules that inhibit the interaction of IGF-1 with its receptor. Compounds from each family have been shown to inhibit the growth of cancer cells.

 Chemokine antagonists for inflammatory diseases

   Inflammation is an important response of the body to injury and infection. If inflammation becomes excessive or prolonged, it can lead to pathological conditions, including asthma, inflammatory bowel disease, multiple sclerosis, psoriasis, rheumatoid arthritis and septic shock. An early step in the inflammatory response is the attraction of white blood cells, or leukocytes, from the circulatory system to damaged or infected tissue by messenger molecules called chemokines.

   Our research has identified inhibitors selective for three important chemokine mediators of the inflammatory response: MCP-1, MIP-1(alpha) and IL-8. These inhibitors block the interaction of each chemokine with its protein receptor and, in the most advanced of these programs, are active in an animal model of inflammatory disease. We retain commercialization rights in North and South America, while sharing rights in Europe.

 Caspase-3 inhibitors for stroke

   The major cause of stroke is lack of blood flow, or ischemia, in a region of the brain. Loss of blood flow is directly responsible for the loss of brain cells. An additional loss of cells occurs over the next few hours to days, through a process initiated by the cells themselves, called apoptosis. This secondary loss of cells increases the disability produced by the stroke. Apoptosis is carried out by specialized proteins in the cell, called caspases, and particularly, caspase-3. We have identified small molecules that selectively inhibit caspase-3 and prevent apoptosis in cells and have retained worldwide commercialization rights.

TRAP Technology

   Our TRAP technology is designed to rapidly and efficiently identify small molecule drug candidates that act on disease related protein targets.

 Background

   Small Molecule Drugs, Protein Targets and Disease. All drugs interact with molecules in the body called proteins. Disease results from the abnormal production and function of proteins. Drugs restore normal protein production or function, either by acting directly on disease-related proteins or by acting on other proteins in a compensatory manner. Small molecule drugs are a class of drugs that remain the preferred treatment for most diseases, because they may be administered orally and, unlike the protein class of drugs, act on targets both external and internal to the cell. Small molecule drugs are particularly appropriate for the treatment of chronic diseases that require the daily administration of medications over many years. Historically, the opportunity to commercialize small molecule drugs has been limited by the difficulty in discovering safe and effective small molecules.

   The Explosive Growth of New Protein Targets. The entire content of human DNA, known as the human genome, contains an estimated 100,000 genes, each of which contains genetic instructions for producing a unique protein. Because proteins are drug targets and genes contain the instructions for making proteins, a massive government and private effort was undertaken in the 1980s to sequence the human genome with the hope that the comprehensive knowledge of the human genome would reveal the molecular cause for all diseases. The sequencing of the human genome is now complete. Since most diseases involve complex interactions between proteins, we believe the number of potential protein targets for disease treatment is very large and will overwhelm the ability of current technologies to identify small molecule drugs.

   Drug Discovery Challenges Created by the Explosive Growth of New Protein Targets. Ultra high-throughput screening, or UHTS, is the dominant technology used to identify compounds active against protein targets. UHTS allows a large number of compounds, up to millions, to be screened against tens to hundreds of targets per year. The rate-limiting step in UHTS is usually developing the test, or assay, that will provide analytical information about the activity of compounds against the protein target. The effort and expense required for assay development, combined with the resource outlay necessary to execute millions of assays, tend to limit the application of UHTS to targets for which involvement in disease has been confirmed. The biological systems used in UHTS assays are highly simplified and may not give an accurate representation of how the target functions in an animal. Furthermore, the size of the library of compounds necessary to represent an adequate sampling of the compounds that could be synthesized for screening might exceed the screening capacity of even UHTS. The limitations of UHTS potentially create a critical bottleneck, since both validating a disease related protein target and initiating the process of drug discovery begins with the identification of a small molecule with an affinity for the protein target.

 The TRAP solution

   Our proprietary Target-Related Affinity Profiling, or TRAP, technology offers solutions to the two major challenges facing drug discovery: the explosive growth in the number of new protein targets generated by the advances in genomics and the intrinsic limitations of the UHTS approach. TRAP offers several competitive advantages over UHTS, because it is able to accommodate thousands, rather than hundreds, of targets, is cost-effective to screen unproven targets for the purpose of validation and avoids the use of highly simplified assays.

   We have discovered that there are a limited number of ways that proteins interact with small molecules and that these interactions can be simulated using a carefully selected panel of diverse proteins. TRAP takes advantage of this discovery to profile the interactions of small molecules with proteins using a panel of less than 20 proteins selected for their distinct patterns of interacting with small molecules. We believe that our panel of proteins simulates, either individually or in combination, most of the significant interactions between a small molecule and a protein. Furthermore, TRAP measures the diversity of compounds in a way that cannot be explained on the basis of chemical structure alone. Compounds that are structurally similar can have very different affinities for proteins and other biological properties, and, conversely, compounds that are structurally diverse may have similar affinities for proteins and other biological properties.

   By comparing the relative strengths of the interaction of a small molecule with each panel protein, a protein affinity profile, or fingerprint, is produced for the small molecule. One type of assay we use, called a binding assay, measures the interaction of a panel protein with a specially designed binding partner, or ligand, in the presence of a small molecule. If the small molecule has affinity for the same site on the panel protein as the ligand, the amount of ligand that binds will be reduced. This decrease in the amount of the ligand that binds to each panel protein comprises the small molecule's fingerprint.

   Using these fingerprints, we select a small subset of compounds, which we call the training set, that is sufficiently diverse in its protein recognition characteristics to represent our entire collection, or library, of small molecules. We screen this training set against the target of interest and use the resulting data to predict the type of small molecule-protein interactions present in the target. A model of small molecule interactions with the target is generated by mathematically combining the individual interactions of TRAP panel proteins, where the panel proteins to be included in the model are determined by the affinities of the initial subset of compounds for the target. We can then select from the library for assay those compounds that prefer these types of interactions. We have developed a set of computational tools, in the form of chemoinformatics algorithms, which are used to scan the library for patterns of protein affinity, since these patterns appear to correlate best with biological activity. The majority of active compounds in our library that are pharmaceutically active against a given target can be identified after screening as few as 200 compounds.

   We have used TRAP to assemble our library of small molecules, which is enriched by compounds that interact with proteins in a selective fashion and contains multiple compounds that can undergo each mode of protein interaction. We believe that this process creates a small molecule library with a greater likelihood of containing a compound that interacts with any specified protein, thus having a higher probability of generating drug candidates than a conventionally or randomly assembled library. As a consequence, TRAP identifies those small molecules with a higher probability of being drug candidates from within the universe of possible compounds, allowing their assembly into a manageable drug discovery library, by using their protein interaction characteristics. All of the known drugs that we have examined lie within the bounds of the library defined by TRAP.

   The ability of TRAP to identify active compounds after screening only a few hundred samples overcomes many of the limitations of UHTS. TRAP does not require assays capable of screening millions of compounds, thereby decreasing the time and resources necessary for assay development. TRAP permits the selection of a given target of interest from a much wider universe of targets by reducing the need to acquire targets and assay technologies and allows more physiologically relevant assay systems to be used. In addition, TRAP eliminates the need for large compound collections and sophisticated and expensive automation to support them, further lowering the financial barrier to screening and permitting its application to emerging biopharmaceutical companies. Finally, the overall efficiency and economy of TRAP allow multiple targets to be pursued simultaneously and permit the screening of higher risk, but potentially more valuable, targets.

   In summary, TRAP technology:

  . models protein targets to identify drug candidates faster and more efficiently;

  . creates a more drug-like small molecule library;

  . provides a search engine for identifying active compounds;

  . permits the use of more complex and physiologically relevant assays;

  . operates on numerous targets simultaneously;

  . gives access to a broader universe of targets;

  . allows the pursuit of riskier, but potentially more valuable, targets;

  . lowers the financial barrier for screening; and

  . accommodates thousands rather than hundreds of targets.

Collaborative Relationships

   We have established a number of joint discovery programs with other pharmaceutical, biotechnology and genomics companies. These collaborations exploit our TRAP technology platform and have the potential to identify new product development and commercialization opportunities either independently or pursuant to expanded collaborations. In addition, these collaborations have provided funding for our internal research and development programs.

   These collaborations include the following:

 Sanwa

  Diabetes Collaboration Agreement

   In December 1996, we entered into a collaboration agreement with Sanwa establishing a program to discover and commercialize compounds that act on the insulin signal transduction pathway and are useful for the treatment of diabetes and insulin resistance. In exchange for Sanwa's payment of an initial fee and provision of research funding, we are employing our compound library, TRAP technology, and other drug discovery technologies to identify and optimize drug development candidates. The research portion of the collaboration will terminate on December 20, 2000. During the research portion, each party has a non-exclusive, worldwide license to carry out its responsibilities under the research program.

   Under the collaboration agreement and a related license agreement, Sanwa has an exclusive, royalty-bearing license to commercialize human therapeutic products arising from the collaboration in Japan, Korea, Taiwan and China. Sanwa will make payments to us upon the achievement of specified milestones, such as initiation of clinical trials and submission of Sanwa's request for regulatory approval. Sanwa will also share its development data with us. We have already received a total of $6 million from Sanwa under the collaboration agreement and we may receive up to $12.25 million more in the future. In all other countries, we have rights to commercialize products containing compounds identified in the research collaboration, subject to obligations to Sanwa to share preclinical and clinical data. We also have an option to acquire from Sanwa a royalty-bearing license to develop and commercialize, outside the Sanwa territory, other products identified by Sanwa arising from the collaboration. Sanwa's obligation to pay royalties to us will end after the product has been sold in the relevant country for ten years and the patents in that country covering the product have expired. The collaboration agreement and related license agreement will terminate when Sanwa no longer has any payment obligations to us. Either party may terminate either agreement at any time with notice upon material breach by the other party of its obligations. Either party may terminate the collaboration agreement at any time that the other party becomes insolvent or bankrupt.

  Screening Services Agreement

   In December 1996, in addition to the diabetes collaboration agreement, we entered into a screening services agreement with Sanwa in which we agreed to employ our proprietary TRAP technology to identify compounds that are active against biological targets identified as disease related by Sanwa. In September 1997, and October 1998, this agreement was amended to increase the number of targets, extend the term of the agreement and include the optimization of two lead compounds, each for a period of two years. We are currently conducting the first optimization of a lead compound identified through the use of our TRAP technology. We are obligated to continue optimization of this or substitute active compounds through June

2001. Under the agreement, Sanwa has exclusive rights in Japan, Korea, Taiwan and China to commercialize the active compounds and inventions relating to these compounds. We have equivalent exclusive rights in North and South America. Elsewhere in the world, we will share with Sanwa all revenues arising from the active compounds and related inventions. The agreement will terminate on December 20, 2006. Either party may terminate the agreement at any time with notice upon material breach by the other party of its obligations.

  Equity Investment

   In connection with these agreements, Sanwa has invested an aggregate of $11.0 million in Telik, as more specifically described in the "Related Party Transactions" section.

 Sankyo

   In March 1999, we entered into an agreement with Sankyo. In exchange for Sankyo's payment of a series of upfront fees totalling $2.0 million that have already been paid, we are using our TRAP technology to identify compounds that are active against any of up to ten targets selected by Sankyo. Under the agreement Sankyo has an option to acquire an exclusive, worldwide license to commercialize products incorporating either compounds from our library with activity against the disease target or derivatives of these compounds. If Sankyo exercises the option, we are obligated to negotiate a separate royalty-bearing license agreement with Sankyo. If Sankyo does not exercise its option with respect to a particular target or if we are unable to reach agreement on the license during the specified period, Sankyo's exclusive rights with respect to such target will terminate and we will be free to pursue research and development with respect to the target on our own or with third parties. The agreement will terminate on the later of March 24, 2002, or the end of the period for entering into license agreements. Either party may terminate the agreement at any time with notice upon material breach by the other party of its obligations.

 COR Therapeutics

   In January 1999, we entered into an agreement with COR to discover active molecules for up to five disease targets. In January 2000, we extended the term through at least January 12, 2001, at which time the agreement will terminate unless COR selects a disease target for continued research and development. If COR selects a disease target, then the agreement will expire when the final patent covering a royalty-bearing product expires. Either party may terminate the agreement at any time with notice upon material breach by the other party of its obligations. We are using our TRAP technology to identify compounds that are active against the disease targets selected by COR.

   Under the agreement, COR has an exclusive license to develop, make and commercialize worldwide, other than Japan, China, Taiwan, Korea and certain other Asian countries, products incorporating compounds derived from our library that have activity against those disease targets that COR selects for continued research and development. COR also has a non-exclusive license to use related compounds from our library to develop these products. We have both an exclusive license to commercialize products outside the COR territory and an exclusive, worldwide license to commercialize products incorporating compounds derived from the Telik library with activity against those disease targets that COR does not select. We also have a non-exclusive, worldwide license to develop, make and commercialize products incorporating compounds from our library that do not have activity against any of the disease targets tested under the agreement. Each party may develop and commercialize these products independently or with a third party, and each party will pay the other party royalties on such products until the patents covering the products expire. In addition, COR will pay us a license fee and additional fees if and upon achievement of specified development milestones by COR or its collaborators, such as filing and acceptance of an IND, completion of phase II clinical trials and filing and acceptance of an NDA. The total of these fees will not exceed $26 million.

 Scios

   In February 1999, we entered into an agreement with Scios to employ our TRAP technology to discover small molecules that display activity against a disease target chosen by Scios.

   Under the agreement, Scios has an option to acquire an exclusive, royalty-bearing license to commercialize worldwide, other than in Japan, China, Taiwan, Korea and certain other Asian countries, products incorporating compounds derived from the Telik library with activity against the disease target. If Scios does not exercise the option before the end of the option period, the agreement will terminate. If Scios exercises the option, we will receive a licensing fee, and potential milestone and royalty payments and an exclusive, royalty-free license to commercialize these products outside the Scios territory. The milestone payments will be due if Scios or its collaborators achieves the following benchmarks: filing of an IND, successful phase II clinical trial results, filing of an NDA and regulatory approval.The maximum total of the license fees and milestone payments that we might receive from Scios is $5.25 million. The parties will share data arising from their development of these products, and we may perform development or compound optimization work on behalf of Scios. We will retain all rights with respect to compounds for which Scios does not exercise its option and, in the event that Scios does not satisfy certain diligence requirements, we will receive an exclusive, worldwide, royalty-free license to develop, make and commercialize the relevant products. Scios' obligation to pay royalties to us will end after the product has been sold in the relevant country for ten years and Telik's patents in that country covering the product have expired. The agreement will terminate when Scios no longer has any payment obligations to us. Either party may terminate the agreement at any time with notice upon material breach by the other party of its obligations.

 Genaissance Pharmaceuticals

   In February 1998, we entered into a research agreement with Genaissance Pharmaceuticals. We amended this agreement in February 1999 to extend the term of the agreement. Under the terms of the agreement, we are using our TRAP technology to validate novel variants of the estrogen receptor through the identification of compounds from our library that exhibit selective pharmacological activity. We will jointly own the compounds or other intellectual property rights arising from the collaboration and have agreed to jointly seek a third party for a corporate partner to continue development of these compounds. We will share research funding proportionate to our research commitments and will share equally the other revenues received from any resulting license agreements. Either party may terminate the agreement at any time with notice upon material breach by the other party of its material obligations. The agreement terminates by its terms on August 11, 2000. Upon termination, the parties are obligated to consult with each other before independently developing the jointly owned compounds and other intellectual property rights. We are currently in negotiations to amend the agreement.

Patents and Proprietary Information

   Our success depends on our ability and the ability of our collaborators to obtain patents for compounds, technologies and products resulting from the application of these technologies, to defend patents once obtained, and to maintain trade secrets both in the United States and foreign countries. Accordingly, patents and other proprietary rights are an essential element of our business. We hold, 35 patents based on our discoveries that have been granted in the United States and 88 abroad. In addition, more than 10 applications are pending in the United States and more than 38 abroad. Our policy is to aggressively file patent applications to protect new chemical entities, technology, other inventions and improvements to inventions that are commercially important to the development of our business. Applications pertaining to our core technology cover new chemical compounds, uses of compounds, pharmaceutical compositions, formulations, methods of compound preparation, methods of chemical classification, protein profiles of compounds and computational methods to analyze these protein profiles.

   We also rely on trade secret information, technical know-how and innovation to continuously expand our proprietary position. We require our employees and consultants to execute non-disclosure and assignment of invention agreements on commencement of their employment or engagement.

Competition

   Competition in the pharmaceutical and biotechnology industries is intense. Many pharmaceutical or biotechnology companies have products on the market and are actively engaged in the research and development of products that are competitive with our potential products. Many of these companies and institutions, either alone or together with their collaborative partners, have substantially greater financial, manufacturing, sales, distribution and technical resources and more experience in research and development, clinical trials and regulatory matters, than we do.

Regulatory Considerations

   The manufacturing and marketing of our potential products and our ongoing research and development activities are subject to extensive regulation by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous review by the FDA under the Federal Food, Drug and Cosmetic Act, the Public Health Service Act and other federal statutes and regulations. Non-compliance with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, refusal of the government to approve marketing applications or allow us to enter into supply contracts and criminal prosecution. The FDA also has the authority to revoke previously granted marketing authorizations.

   Securing FDA approval requires the submission of extensive preclinical and clinical data and supporting information to the FDA for each indication to establish a product candidate's safety and efficacy. The approval process takes many years, requires the expenditure of substantial resources, involves post-marketing surveillance and may involve ongoing requirements for post-marketing studies. The FDA may also require post-marketing testing and surveillance to monitor the effects of approved products or place conditions on any approvals that could restrict the commercial applications of these products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. With respect to patented products or technologies, delays imposed by the governmental approval process may materially reduce the period during which we will have exclusive rights to exploit them.

   Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the initial efficacy and safety of the product. The FDA under its Good Laboratory Practices regulations regulates preclinical studies. Violations of these regulations can, in some cases, lead to invalidation of the studies, requiring these studies to be replicated. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an Investigational New Drug application, or an IND, which must be approved by the FDA before we can commence clinical investigations in humans. Unless the FDA objects to an IND, the IND will become effective 30 days following its receipt by the FDA.

   Clinical trials involve the administration of the investigational product to humans under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with Good Clinical Practice, or GCP, under protocols submitted to the FDA as part of the IND. In addition, each clinical trial must be approved and conducted under the auspices of an Investigational Review Board, or IRB, and with patient informed consent. The IRB will consider, among other things, ethical factors, the safety of human subjects and the possibility of liability of the institution conducting the trial.

   Clinical trials are conducted in three sequential phases but the phases may overlap. Phase I clinical trials may be performed in healthy human subjects or, depending on the disease, in patients. The goal of the phase I clinical trial is to establish initial data about the safety and tolerance of the product in humans. In phase II clinical trials, in addition to safety, the efficacy of the product is evaluated in limited patients with the target disease. Phase III trials typically involve additional testing for safety and clinical efficacy in expanded, large-scale, multi-center studies of patients with the target disease.

   We and all of our contract manufacturers are required to comply with the applicable FDA current Good Manufacturing Practice regulations. Good Manufacturing Practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before we can use them in the commercial manufacture of our products.

   Outside the United States, our ability to market a product is contingent upon receiving marketing authorization from the appropriate regulatory authorities. The requirements governing the conduct of clinical trials, marketing authorization, pricing and reimbursement vary widely from country to country. At present, foreign marketing authorizations are applied for at a national level, although within the European Union registration procedures are available to companies wishing to market a product in more than one EU member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted.

Manufacturing

   We are using third party manufacturers to produce clinical supplies of TLK286 under the FDA's current Good Manufacturing Practices, or cGMP, regulations. We are evaluating potential drug manufacturers to produce clinical supplies of TLK199. In the insulin receptor activator program, we have developed preparative routes to our lead compounds that would be suitable for their commercial production.

   We intend to continue to use third-party contract manufacturers or corporate collaborators for the production of material for use in preclinical studies, clinical trials, manufacture of future products and commercialization. The manufacture of our potential products for preclinical and clinical trials and commercial purposes is subject to cGMP regulations promulgated by the FDA and to other applicable domestic and foreign regulations.

Employees

   As of June 30, 2000, we had a workforce of 37 full-time employees, 12 of whom hold PhD or MD degrees, or both, and nine of whom hold other advanced degrees. Of our total workforce, 27 are engaged in research and development and 10 are engaged in business development, finance and administration. None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages. We believe that our relations with our employees are good.

Facilities

   Our facilities consist of approximately 20,680 square feet of research and office space located at 750 Gateway Boulevard in South San Francisco, California, that is leased to us until December 31, 2002. We have the option to renew this lease for one additional period of five years. We believe our existing facilities are adequate to meet our requirements through the year 2005.

Scientific and Clinical Advisors

   We utilize scientists and physicians to advise us on scientific and medical matters including medicinal and computational chemistry, biochemistry, immunology, enzymology, molecular and cell biology, pharmacology and clinical trials.

   The following table lists our Scientific and Clinical Advisors:

          Name                                 Title/Affiliation
          ----                                 -----------------
Joseph R. Bertino, MD ..  Chairman, Molecular Pharmacology and Therapeutics Program,
                          Sloan-Kettering Institute for Cancer Research, Memorial
                          Sloan-Kettering Cancer Center, New York

Perry J. Blackshear, MD,  Clinical Director, Office of Clinical Research, National
 PhD....................  Institute of Environmental Health Sciences, North Carolina

Ronald H. Blum, MD......  Director, Cancer Center and Programs, Beth Israel Medical
                          Center, New York


          Name                                 Title/Affiliation
          ----                                 -----------------
Richard F. Borch, MD,     Eli Lilly Distinguished Professor of Medicine, Head,
 PhD....................  Department of Medicinal Chemistry and Molecular
                          Pharmacology, Lafayette Center for Medical Education, Purdue
                          University, Indiana

Michael J. Buchmeier,     Professor and Director, Emerging Virus Research Center,
 PhD....................  Scripps Research Institute, California

Fritz R. Buhler, Prof.    Vice-Chairman, International Biomedicine Management
 Dr. Med................  Partners, Inc., Director, European Center for Pharmaceutical
                          Medicine, University of Basel, Switzerland

M. Sheila Donnelly, MD..  Instructor of Medicine, Harvard Medical School and Clinical
                          Associate, Dana Farber Cancer Center, Massachusetts

Jurgen Drews, Prof.       Chairman, International Biomedicine Partners, Inc.,
 Med. ..................  Switzerland

Peter D. Eisenberg,       Medical Director, Marin Cancer Institute, San Rafael,
 MD ....................  California

Ira D. Goldfine, MD ....  Professor, University of California at San Francisco,
                          Director, Division of Diabetes and Endocrine Research, Mount
                          Zion Medical Center of the University of California at San
                          Francisco

Jordan U. Gutterman,      Professor and Chairman, Department of Clinical Immunology
 MD ....................  and Biological Therapy, The University of Texas M.D.
                          Anderson Cancer Center

W. David Henner, MD       Professor of Medicine and Pharmacology, Oregon Health
 PhD....................  Sciences University

Lawrence M. Kauvar,       Founder and President, Trellis Bioinformatics, Inc.
 PhD....................

Bengt Mannervik, PhD....  Professor, Department of Biochemistry, Uppsala University,
                          Sweden

Daria Mochly-Rosen,       Associate Professor, Department of Molecular Pharmacology,
 PhD....................  Stanford University School of Medicine, California

John W. Sedat, PhD......  Professor of Biochemistry, Department of Biochemistry and
                          Biophysics, University of California at San Francisco

David Sidransky, MD ....  Professor of Otolaryngology, Oncology, Pathology and
                          Cellular and Molecular Medicine, Director, Head and Neck
                          Cancer Research Division, Johns Hopkins University, Maryland

John A. Tainer, PhD.....  Member and Professor, Department of Molecular Biology,
                          Scripps Research Institute, California

Kenneth D. Tew, PhD.....  Chairman of Pharmacology Department, Fox Chase Cancer
                          Center, Adjunct Professor Pharmacology, University of
                          Pennsylvania

Sabina K. Wallach, MD ..  Physician, Scripps Memorial Hospital, California

Harel Weinstein, DSc ...  Professor and Chairman, Department of Physiology and
                          Biophysics, Mount Sinai School of Medicine, Director,
                          Institute for Computational Biomedicine, Mount Sinai School
                          of Medicine

Legal Proceedings

   We are currently not a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Personnel

   The following table sets forth information regarding our executive officers, directors and key personnel.

     Name                   Age                    Position
     ----                   ---                    --------
Executive Officers and
 Directors
Michael M. Wick, MD, PhD..   54 President, Chief Executive Officer and Chairman
Cynthia M. Butitta........   46 Chief Financial Officer
Reinaldo F. Gomez, PhD....   55 Vice-President, Corporate Alliances
David R. Bethune..........   59 Director
Jean Deleage, PhD.........   59 Director
Jerrold L. Glick..........   57 Director
David W. Martin, Jr., MD..   59 Director
Stefan Ryser, PhD.........   40 Director

Key Personnel
Michael R. Kozlowski,
 PhD......................   46 Vice President, Biology Research
Steven R. Schow, PhD......   50 Vice President, Chemistry Research
Hugo O. Villar, PhD.......   41 Vice President, Discovery Technologies

   Michael M. Wick, MD, PhD has served as our Chairman of the board of directors since January 2000, as our Chief Executive Officer since July 1999 and as our President since June 1998. Dr. Wick served as our Chief Operating Officer from December 1997 until June 1998, and as our Executive Vice President, Research and Development, from December 1997 until June 1998. He has been one of our directors since December 1997. Prior to joining us in December 1997, Dr. Wick was Senior Vice President of Research for CV Therapeutics, a public biotechnology company, from May 1995 until May 1997, and continued as a consultant until December 1997. Dr. Wick served as Executive Director of oncology/immunology and clinical research at Lederle Laboratories, a division of American Cyanamid, a pharmaceutical company, from September 1990 until May 1995, and also directed the Cynamid/Immunex joint oncology research program. Dr. Wick began his career at Harvard Medical School, where he served as an Associate Professor from July 1981 until June 1994 and Chief of the Melanoma Clinic and Laboratory of Molecular Dermatological Oncology at the Dana Farber Cancer Institute from September 1980 until September 1992. Dr. Wick holds a PhD degree in chemistry from Harvard University and an MD degree from Harvard Medical School.

   Cynthia M. Butitta has served as our Chief Financial Officer since August 1998. Ms. Butitta also provides financial consulting services as a Partner in Altair Capital Associates LLC, which she co-founded in November 1998, and Butitta Consulting Services LLC, which she founded in September 1997. From December 1995 until September 1997, Ms. Butitta was Vice President of Finance and Administration and Chief Financial Officer for Connetics, Inc., a biotechnology company. From June 1994 until December 1995, she was Vice President of Finance and Administration and Chief Financial Officer for InSite Vision, Inc., a biotechnology company. Ms. Butitta holds a BS degree in business and accounting from Edgewood College in Madison, Wisconsin, and an MBA degree in finance from the University of Wisconsin, Madison.

   Reinaldo F. Gomez, PhD has served as our Vice President, Corporate Alliances since January 1998. He served as our Vice President, Research and Development from September 1996 until December 1997. From August 1995 to September 1996, Dr. Gomez served as our Vice President, Project Management. Dr. Gomez served as our Chief Executive Officer from July 1992 to August 1995. He served as our President from May 1991 until August 1995, and as one of our directors from May 1991 until January 1997. Over a ten-year period prior to that, Dr. Gomez held various research positions at Genentech, Inc., a biotechnology company, including that of Vice President of Discovery Research. During his tenure at Genentech, Dr. Gomez directed that company's major drug development effort for tissue plasminogen activator (t-PA), which led to the filing of the application for FDA marketing approval in 1986. He previously served on the faculty of the Massachusetts

Institute of Technology (MIT) as Associate Professor in Nutrition and Food Science. Dr. Gomez received his BS and MS degrees in food science from the University of Florida and his PhD in nutrition and food science from MIT.

   David R. Bethune has served as one of our directors since December 1999. Mr. Bethune has 34 years of experience in the pharmaceutical and biopharmaceutical industries. Since February 2000, he has served as Chairman and Chief Executive Officer of Atrix Laboratories, a pharmaceutical company, and became acting Chief Executive Officer of Atrix in August 1999. He has also served as a director of Atrix since April 1995. From July 1997 until October 1998, Mr. Bethune was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. From March 1995 until June 1997, he served as President and Chief Executive Officer for Aesgen, Inc., a pharmaceutical company. Mr. Bethune has held various positions at American Cyanamid Company, a pharmaceutical company, from February 1988 until February 1995. Mr. Bethune also served as President of Operations and Vice President and General Manager of U.S. Pharmaceuticals for G. D. Searle & Co., a pharmaceutical company, from June 1984 until January 1988. Mr. Bethune is a director of St. Charles Pharmaceutical Co., a pharmaceutical company, and the Female Health Company, a company that sells female health products. Mr. Bethune holds an AB degree in Accounting and Finance from Lenoir-Rhyne College and a masters degree in Executive Management from Columbia University.

   Jean Deleage, PhD has served as one of our directors since August 1994. Dr. Deleage is a founder and Managing General Partner of Alta Partners, a venture capital partnership investing in information technologies and life science companies. From 1979 to 1996, Dr. Deleage was a Managing Partner of Burr, Egan, Deleage & Co., a venture capital firm. Dr. Deleage was a founder of Sofinnova, a venture capital organization in France, and Sofinnova, Inc., a U.S. subsidiary of Sofinnova. Dr. Deleage is a director of Flamel Technologies S.A., a polymer engineering company and Aclara Biosciences, Inc., a biotechnology company. In 1993, he was awarded the Ordre National du Merite and the Legion of Honor from the French government. Dr. Deleage received a Baccalaureate in France, an MS degree in electrical engineering from Ecole Superieure d'Eletricite and a PhD in economics from the Sorbonne.

   Jerrold L. Glick has served as one of our directors since 1988, as our Chairman of the board from 1988 until November 1995, and as our Secretary from December 1988 until November 1990. Mr. Glick has been a General Partner of Columbia Group Limited, LLP, a real estate development company, since 1972. In 1991, Mr. Glick founded QualiCenters, Inc., a multi-state provider of dialysis services and served as its secretary and director until 1997. He is a director of Urban Ventures LLC, a real estate development company; director, Secretary and Vice President of AML/APL, Inc., a clinical laboratory services company; director and Secretary of RV Management Corp., a multi-state provider of dialysis services; and director of Republic Financial Corporation, a financial services company. Mr. Glick received a BS degree in finance from the University of Southern California.

   David W. Martin, Jr., MD has served as one of our directors since August 1997. In July 1997, Dr. Martin co-founded Eos Biotechnology, Inc., a biotechnology company, and has been its President and Chief Executive Officer since July 1997. From May 1995 until November 1996, he served as President and Chief Executive Officer of Lynx Therapeutics, a company that develops technology for measuring gene activities. From January 1994 until April 1995, Dr. Martin held various positions at Chiron Therapeutics, a biotechnology company. He was Executive Vice President of Research and Development at The DuPont Merck Pharmaceutical Co., a pharmaceutical company, from January 1991 until January 1994. From January 1983 until September 1990, Dr. Martin served as the first Vice President of Research and Development of Genentech, a biotechnology company. Dr. Martin is a director of Varian Medical Systems, Inc., a spin-off of Varian Associates, Inc., a company that develops and markets radiation equipment and software, and Cubist Pharmaceuticals, Inc., a company that discovers and develops anti-infective drugs. Dr. Martin holds an MD degree from Duke University.

   Stefan Ryser, PhD has served as one of our directors since September 1998. Since April 2000, Dr. Ryser has served as a managing director of Bear Stearns Health Innoventures, a venture capital fund. Dr. Ryser served as Chief Executive Officer until April 2000, and has served as a member and delegate of the board, of International Biomedicine Management Partners Inc., a company that manages investments in biotechnology companies on behalf of International BM Biomedicine Holdings Inc., since January 1998. From January 1989 until December 1997, Dr. Ryser held various positions at F. Hoffmann-La Roche Ltd. (Roche), a pharmaceutical company, including Scientific Assistant to the President of Global Research and Development, and was responsible for maintaining the scientific liaison between Roche and Genentech. From January 1991 until December 1997, Dr. Ryser served as a member of the Brussels-based senior advisory group of EuropaBio, a European biotechnology organization.
Dr. Ryser is a director of Genaissance Pharmaceuticals, Inc., a genomics company; Arena Pharmaceuticals, a biotechnology company; and Cytokinetics, Inc., a biotechnology company. Dr. Ryser received a PhD degree in molecular biology from the University of Basel.

   Michael R. Kozlowski, PhD has served as our Vice President of Biology Research since March 2000. He served as our Senior Director of Discovery Biology from June 1998, and as our Director of Pharmacology since March 1998. Prior to joining us, Dr. Kozlowski served as a Program Director and Director of Assay Development and Screening at Geron Corporation, a biotechnology company, from January 1994 until March 1998. Dr. Kozlowski was a Senior Scientist/Principle Scientist at Bristol-Myers Squibb Co., a pharmaceutical company, from June 1987 until December 1993. Dr. Kozlowski earned his BS in biology from The California Institute of Technology in June 1976 and his PhD in biology in March 1983 from the University of California at Irvine.

   Steven R. Schow, PhD has served as our Vice President of Chemistry Research since March 2000. He served as our Senior Director of Medicinal Chemistry from March 1998 until March 2000. Prior to joining us, Dr. Schow served as a Director of Medicinal Chemistry at CV Therapeutics, a biotechnology company, from May 1995 to March 1998. He served as a Senior Group Leader at Lederle Laboratories, a division of American Cyanamid, a pharmaceutical company, from November 1991 until May 1995. Dr. Schow earned his PhD degree in organic chemistry in October 1977 from the University of California at San Diego.

   Hugo O. Villar, PhD has served as our Vice President, Discovery Technologies since February 1998. Dr. Villar previously served as our Director of Chemistry from May 1995 until February 1998, and as a Senior Scientist from October 1992 to May 1995. Prior to joining us, Dr. Villar served as a director of computational pharmacology at Molecular Research Institute, a not-for-profit research organization, from July 1989 until October 1992. He was also a computational chemist at SRI International, a not-for-profit research organization, from May 1988 until June 1989. Dr. Villar earned an MS degree in December 1981 and PhD degree in December 1985 in chemistry from the Universidad Nacional de La Plata, Argentina.

   Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers. No director has a contractual right to serve as a member of our board of directors.

Board Committees

   Audit Committee. Our audit committee, consisting of Dr. Martin and Messrs. Bethune and Glick, reviews our internal accounting procedures and the services provided by our independent auditors.

   Compensation Committee. Our compensation committee reviews and recommends to our board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees. Our compensation committee currently consists of Drs. Deleage and Ryser and Mr. Bethune. Mr. Glick served on our compensation committee from November 1992 until March 2000. Mr. James Gower served on our compensation committee from November 1992 until December 1999, when he retired from the board.

Compensation of Directors

   We do not provide cash compensation to members of our board of directors for serving on our board of directors or for attendance at committee meetings. Members of our board of directors are reimbursed for some expenses in connection with attendance at board and committee meetings. In consideration for services as directors, on December 17, 1999, we granted an option to purchase 5,000 shares of common stock to Mr. Bethune and 2,500 shares of common stock to each of Drs. Deleage, Martin and Ryser and Mr. Glick at an exercise price of $1.60 per share. The $1.60 per share exercise price for these options was equal to the fair market value of the common stock on the date of grant as determined by our board of directors. Twenty-five percent of these options vest immediately upon grant and the remaining shares vest in equal installments over the next forty-eight months.

Executive Compensation

   The following table sets forth information concerning the compensation that we paid during 1999 to our Chief Executive Officer and each of the three other executive officers during 1999. There were no other executive officers during this period. All option grants were made under our 1996 Stock Option Plan.

Summary Compensation

                                            Annual      Long Term
                                         Compensation  Compensation
                                        -------------- ------------
                                                        Securities
                                                        Underlying     Other
     Name and Principal Position         Salary  Bonus   Options    Compensation
     ---------------------------        -------- ----- ------------ ------------
Michael M. Wick
 President, Chief Executive Officer
 and Chairman(1)......................  $270,000 $--     150,000        --

Clifford Orent
 Vice-Chairman(2).....................   229,450  --         --         --

Reinaldo F. Gomez
 Vice-President, Corporate Alliances..   209,467  --         --         --

Cynthia M. Butitta
 Chief Financial Officer..............   120,000  --         --         --

--------
(1) Dr. Wick was promoted to Chief Executive Officer in July 1999 and Chairman in January 2000.
(2) Mr. Orent served as Chairman and Chief Executive Officer through June 1999 and Chairman through December 1999. Mr. Orent retired from Telik in March 2000.

   The following table sets forth summary information regarding the option grants made to our Chief Executive Officer and each of our three other executive officers during 1999. Options granted to purchase shares of our common stock under our 1996 Stock Option Plan generally vest over a four-year period. Twenty-five percent of the initial option grant vests on the one-year anniversary of employment and the remainder vests in a series of equal monthly installments beginning on the one-year anniversary of employment and continuing over the next three years of service. Subsequent options granted generally vest according to the same schedule. The exercise price per share is equal to the fair market value of our common stock on the date of grant, as determined by our board of directors. The percentage of total options was calculated based on options to purchase an aggregate of 246,050 shares of common stock granted to employees under our stock option plan in 1999. The potential realizable value was calculated based on the ten-year term of the options and assumed rates of stock appreciation of 5% and 10%, compounded annually from the date the options were granted to their expiration date based on the fair market value of the common stock on the date of grant.

Option Grants in 1999

                                                                       Potential Realizable
                                                                         Value at Assumed
                                                                       Annual Rates of Stock
                                                                        Price Appreciation
                             Individual Grants                          for Option Term(2)
                          ------------------------                     ---------------------
                          Number of  Percentage of
                          Securities Total Options
                          Underlying  Granted to
                           Options   Employees in  Exercise Expiration
                           Granted    Fiscal Year   Price      Date      5% ($)    10% ($)
                          ---------- ------------- -------- ---------- ---------- ----------
Michael M. Wick..........  150,000       61.0%      $1.60    07/30/09  $1,471,500 $2,479,500
  President, Chief
  Executive Officer and
  Chairman

Clifford Orent...........      --         --          --          --          --         --
  Vice-Chairman(1)

Reinaldo F. Gomez........      --         --          --          --          --         --
  Vice-President,
   Corporate Alliances

Cynthia M. Butitta.......      --         --          --          --          --         --
  Chief Financial Officer

--------
(1) Mr. Orent served as Chairman and Chief Executive Officer through June 1999 and Chairman through December 1999. Mr. Orent retired from Telik in March 2000.

(2) In order to comply with the rules of the Securities and Exchange Commission, we are including the gains or "option spreads" that would exist for the respective options we granted to the named executive officers. We calculated these gains based upon the initial public offering price of $7.00 per share appreciating at 5% and 10% compounded annually from the date of the option grant until the termination date of the option. These gains do not represent our estimate or projection of the future common stock price.

   The following table sets forth summary information regarding the number and value of options held as of December 31, 1999 by our Chief Executive Officer and each of our three executive officers. These executive officers did not exercise any options in 1999. Amounts shown in the value of unexercised in-the-money options at December 31, 1999 column are based on the initial public offering price of $7.00 per share without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the aggregate exercise price payable for these shares.

1999 Option Values

                                       Number of
                                 Securities Underlying   Value of Unexercised
                                 Unexercised Options at  In-The-Money Options
                                   December 31, 1999    at December 31, 1999(2)
                                 ---------------------- ------------------------
              Name                 Vested    Unvested     Vested     Unvested
              ----               ---------- ----------- ----------- ------------
Michael M. Wick ................    220,875    478,125  $ 1,192,725 $ 2,581,875
 President, Chief Executive
 Officer and Chairman

Clifford Orent..................    403,803    202,447   $2,358,130 $ 1,118,120
 Vice-Chairman(1)

Reinaldo F. Gomez...............    142,396     88,021  $   810,314 $   478,438
 Vice President, Corporate
 Alliances

Cynthia M. Butitta..............     96,000        --   $   518,400         --
 Chief Financial Officer

--------
(1) Mr. Orent served as Chairman and Chief Executive Officer through June 1999 and Chairman through December 1999. Mr. Orent retired from Telik in March 2000.

(2) The amount set forth represents the difference between the fair market value of the underlying common stock using the initial public offering price of $7.00 per share and the exercise price of the option, multiplied by the number of shares underlying the option.

Benefit Plans

 2000 Equity Incentive Plan

   We adopted our 2000 Equity Incentive Plan in March 2000 to replace our 1988 Stock Option Plan and our 1996 Stock Option Plan.

   Share Reserve. We have reserved a total of 2,000,000 shares of our common stock for issuance under the incentive plan. On each January 1, starting with January 1, 2001 continuing through and including January 1, 2010, the share reserve automatically will be increased by a number of shares equal to the least of:

  . 5% of our then outstanding shares of common stock;

  . 1,500,000 shares; or

  . a number determined by our board.

   If the recipient of a stock award does not purchase the shares subject to such stock award before the stock award expires or otherwise terminates, the shares that are not purchased will again become available for issuance under the incentive plan.

   Administration. The board administers the incentive plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the incentive plan as well as to determine:

  . who will receive awards under the incentive plan;

  . the dates on which such awards will be granted;

  . the number of shares subject to the awards;

  . the vesting and exercisability of the awards;

  . the exercise price of the awards;

  . the type of consideration that may be used to satisfy the exercise price;
    and

  . the other terms of the awards.

   Eligibility. The board may grant incentive stock options that qualify under
Section 422 of the Internal Revenue Code to our employees and to the employees of our affiliates. The board also may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, directors and consultants as well as to the employees, directors and consultants of our affiliates.

   Limits on Option Grants. There are limits on the number of shares that the board may grant under an option. No employee may receive incentive stock options that exceed the $100,000 per year limitation set forth in Section 422(d) of the Internal Revenue Code. For this purpose, the value of incentive stock options is determined based upon the fair market value of the common stock underlying such options on the date of grant.

   Option Terms. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The board may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date. Options may have a term of up to 10 years. Options may, but need not, vest in installments according to a schedule established on the grant date. The board, however, may accelerate the vesting of such options.

   Terms of Other Stock Awards. The board determines the purchase price of other stock awards, which may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a cash purchase price. Shares that we sell or award under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines. The board, however, may accelerate the vesting of such awards.

   Stock Awards Granted. No stock options or other awards have been issued under the incentive plan.

   Plan Termination. The incentive plan will terminate in March 2010 unless the board terminates it prior to that time.

 1988 Stock Option Plan and 1996 Stock Option Plan

   Our 1988 and 1996 Stock Option Plans will terminate as of the effective date of this offering, though the termination will have no effect on the options that are outstanding under these plans. No new stock options will be granted under these plans after the completion of this offering. Generally, the exercise price of the options granted under these plans is equal to the fair market value on the date of grant as determined by the board.

   As of June 30, 2000, we have granted incentive stock options and nonstatutory stock options to purchase an aggregate of 5,116,830 shares under the 1988 and 1996 Stock Option Plans and outside the plans. Of these shares, we issued an aggregate of 404,793 shares upon the exercise of options and options to purchase 3,003,418 shares at a weighted average exercise price of $1.46 were outstanding.

 2000 Non-Employee Directors' Stock Option Plan

   We adopted the 2000 Non-Employee Directors' Stock Option Plan in March 2000. The Directors' Plan will become effective on the effective date of this offering. The Directors' Plan provides for the automatic grant to our non-employee directors of options to purchase shares of our common stock.

   Share Reserve. We have reserved a total of 300,000 shares of our common stock for issuance under the Directors' Plan. If an optionholder does not purchase the shares subject to such option before the option expires or otherwise terminates, the shares that are not purchased again become available for issuance under the Directors' Plan.

   Administration. The board administers the Directors' Plan unless it delegates administration to a committee. The board has the authority to construe, interpret and amend the Directors' Plan, but the Directors' Plan specifies the essential terms of the options, including:

  . who will receive options under the directors' plan;

  . the dates on which such options will be granted;

  . the number of shares subject to the options;

  . the vesting schedule applicable to the options;

  . the exercise price of the options; and

  . the type of consideration that may be used to satisfy the exercise price.

   Eligibility. Each non-employee director who is serving on the effective date of this offering will automatically be granted an option to purchase 20,000 shares of common stock. Each person who is elected or appointed to be a non-employee director for the first time after the effective date of this offering will be granted an option to purchase 20,000 shares of common stock upon such election or appointment. In addition, each non-employee director who continues to serve as a non-employee director automatically will be granted an option to purchase 5,000 shares of common stock on the day following each annual meeting of our stockholders. The number of shares subject to the grants to be made following each annual meeting will be pro-rated for any non-employee director who has not continuously served as a director for the entire 12-month period prior to the date of grant. Twenty-five percent of the shares subject to the options will vest on the first anniversary of the grant date and the remainder of shares will vest in equal monthly installments over the next three years. The vesting of each option will cease on the date the non-employee director holding such option ceases to provide services (whether as a director, employee or consultant) to us or one of our affiliates.

   Option Terms. Options granted under the Directors' Plan will have an exercise price equal to 100% of the fair market value of the common stock on the grant date and a term of 10 years. As long as a non-employee director continues to serve with us or with one of our affiliates, whether in the capacity of a director, an employee or a consultant, the non-employee director's option will continue. Options will terminate three months after the non-employee director's service with the company and its affiliates terminates. However, if such termination is due to the non-employee director's disability, the exercise period will be extended to 12 months. If such termination is due to the non-employee director's death, or if the non-employee director dies within three months after his or her service terminates, the exercise period will be extended to 18 months following death.

   Options Issued. Each of our directors will receive an option to purchase 20,000 shares of common stock at the initial public offering price.

   Plan Termination. The Directors' Plan will terminate in March 2010 unless the board terminates it prior to that time.

 2000 Employee Stock Purchase Plan

   We adopted the 2000 Employee Stock Purchase Plan in March 2000.

   Share Reserve. We have authorized the issuance of 250,000 shares of our common stock pursuant to purchase rights granted to eligible employees under the Purchase Plan. On each January 1, starting with

January 1, 2001 and continuing through January 1, 2010, the share reserve will automatically be increased by a number of shares equal to the lesser of:

  . 1% of our then outstanding shares of common stock;

  . 150,000 shares; or

  . a number determined by our board of directors.

   Eligibility. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. The Purchase Plan provides a means by which eligible employees may purchase our common stock through payroll deductions. We implement the Purchase Plan by offerings of purchase rights to eligible employees. Generally, all of our full-time employees and full-time employees of our affiliates incorporated in the United States may participate in offerings under the Purchase Plan.

   Administration. Under the Purchase Plan, the board may specify offerings of up to 27 months. Unless the board otherwise determines, common stock will be purchased for accounts of participating employees at a price per share equal to the lower of:

  . 85% of the fair market value of a share on the first day of the offering;
    or

  . 85% of the fair market value of a share on the purchase date.

   The first offering under this plan will begin on the effective date of this offering. The fair market value of the shares on the first date of the first offering under this plan will be the initial public offering price.

   The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

  . 85% of the fair market value of a share on the day they began participating in the purchase plan; or

  . 85% of the fair market value of a share on the purchase date.

   If authorized by the board, participating employees may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the Purchase Plan.

   Other Provisions. The board may grant eligible employees purchase rights under the Purchase Plan only if the purchase rights, together with any other purchase rights granted under other employee stock purchase plans established by us or by our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate which exceeds $25,000 of fair market value of our stock for each calendar year in which the purchase rights are outstanding.

Description of 401(k) Plan

   We maintain a retirement and deferred savings plan for our employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute up to 20% of his or her pre-tax compensation (up to a statutory limit, which is $10,500 in calendar year 2000). Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan's trustee. The retirement and deferred savings plan also permits us to make discretionary contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

         Employment Agreements and Termination of Employment Agreements

   We entered into an employment agreement with Michael M. Wick in August 1999 upon his promotion to the position of Chief Executive Officer. In December 1999, Dr. Wick was elected Chairman of the board which became effective in January 2000. Either Telik or Dr. Wick may terminate his employment at any time for any reason. In the event that Dr. Wick is terminated without cause, he is entitled to receive as severance, continued payment of his base salary and health care benefits for twelve months. The monthly vesting of stock options will also continue for the same twelve months.

   We entered into an employment agreement with Reinaldo F. Gomez in September 1999. His agreement with us terminates on August 31, 2000, unless extended by mutual agreement. In the event that Dr. Gomez is terminated without cause any time before August 31, 2000, he will be entitled to severance equal to the amount of his base salary and continue to receive health care benefits up to a three-month period. Either Telik or Dr. Gomez may terminate his employment at any time for any reason.

   In July 1998, we entered into an employment agreement with Cynthia M. Butitta, our Chief Financial Officer. Ms. Butitta serves us in a part-time capacity. Ms. Butitta is paid an annual base salary of $120,000 and was granted an option to purchase 96,000 shares of our common stock at an exercise price of $1.60 per share. As of November 1999, all such options were fully vested. Either Telik or Ms. Butitta may terminate her employment at any time. There are no severance provisions.

                           RELATED PARTY TRANSACTIONS

Sale of Securities

   Since January 1997 through June 30, 2000, we have issued and sold the following securities to related parties in private placement transactions:

  . 114,606 shares of Series I preferred stock for an aggregate price of $5,730,300 in September 1997;

  . 210,000 shares of Series J preferred stock for an aggregate price of $10,500,000 in September 1998 and October 1998; and

  . 1,000,000 shares of Series K preferred stock for an aggregate price of $6,000,000 in March 2000.

   The following table sets forth the shares of common stock issuable upon conversion of preferred stock purchased by the holders of more than 5% of our outstanding stock and their affiliates. No executive officer or director purchased any shares, except Drs. Deleage and Ryser, who are affiliated with Alta V Management Partners, L.P. and Alta BioPharma Partners, L.P., and International BM Biomedicine Holdings AG, respectively.

                                        Shares of common stock issuable upon
                                                   conversion of:
                                     -------------------------------------------
                                     Series I  Series J  Series K
 Executive officers, directors and   Preferred Preferred Preferred     Total
          5% stockholders              Stock     Stock     Stock   consideration
 ---------------------------------   --------- --------- --------- -------------
 Sanwa Kagaku Kenkyusho Co., Ltd...   714,285  1,190,476            $8,000,000
 Entities Affiliated with Alta V
  Management Partners, L.P.........   149,999                       $  630,000
 Entities Affiliated with Alta
  BioPharma Partners, L.P..........                       833,333   $5,000,000
 Entities Affiliated with Alpha
  Venture Partners III.............    23,809                       $  100,000
 Entities Affiliated with Delphi
  Management Partners II, L.P......   107,142                       $  450,000
 Entities Affiliated with Weiss,
  Peck & Greer Venture Partners II,
  L.P..............................   135,714                       $  570,000
 Entities Affiliated with Oxford
  Bioscience Management Corp.......   114,285                       $  480,000
 Entities Affiliated with Advent
  International Corporation........   164,285                       $  690,000
 International BM Biomedicine
  Holdings AG......................            1,309,523  166,667   $6,500,000

   We have entered into an amended and restated registration rights agreement with each of the purchasers of preferred stock set forth above, pursuant to which these and other stockholders will have registration rights with respect to their shares of common stock issuable upon conversion of their preferred stock following this offering.

   For a description of our collaboration agreements with Sanwa please refer to "Business--Collaborative Relationships." In addition to the purchases of preferred stock noted in the above table, in December 1996, Sanwa purchased 60,000 shares of Series H preferred stock at the purchase price of $50 per share, convertible into 540,540 shares of common stock.

   Since October 1998, Dr. Gail L. Brown has served as a consultant to us on matters involving the clinical development of our products. Dr. Brown is the spouse of Dr. Wick, our President, Chief Executive Officer and Chairman. From January 1, 1999 through December 31, 1999, we have paid Dr. Brown an aggregate of $107,875 for professional services to Telik and reimbursed her $10,309 for expenses.

   In June 2000, we made a loan to Ms. Butitta in connection with the exercise of her option to purchase 96,000 shares of our common stock. This full recourse loan is for the aggregate amount of $153,600, bearing an annual interest rate of 6.5% and is due in June 2003.

   In June 2000, we authorized an extension of the option exercise period for Mr. Orent for an aggregate of 433,648 previously vested shares of common stock. This option was exercised in full in July 2000.

   We have entered into indemnification agreements with our directors and certain officers for the indemnification and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into those agreements with our future directors and officers.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information with respect to the beneficial ownership of our common stock as of June 30, 2000:

  . each person or group of affiliated persons who is known by us to own beneficially 5% or more of our common stock;

  . each of our directors and executive officers and the former executive officer named in the Summary Compensation Table; and

  . all of our directors and executive officers (and the former executive officer named in the Summary Compensation Table) as a group.

   Unless otherwise indicated, the persons listed below have sole voting and investment power with respect to shares of our common stock shown as beneficially owned by them, subject to community property laws where applicable. Applicable beneficial ownership in the following table is based on 16,150,059 shares of common stock outstanding as of June 30, 2000, after giving effect to the conversion of all of the preferred stock into common stock upon the closing of this offering and the issuance of 5,000,000 shares of common stock pursuant to this offering. In accordance with the rules of the SEC, the amounts assume the exercise or conversion of all options that are exercisable within 60 days after June 30, 2000. The percentages of beneficial ownership assume no exercise of the underwriters' over-allotment option. Except as otherwise noted, the address of each person listed is c/o Telik, Inc., 750 Gateway Boulevard, South San Francisco, CA 94080.

                                                       Percent Beneficially
                                          Number of            Owned
                                            Shares    -----------------------
                                         Beneficially  Before
  Name and Address of Beneficial Owner      Owned     Offering After Offering
  ------------------------------------   ------------ -------- --------------
Five percent stockholders
Sanwa Kagaku Kenkyusho Co., Ltd.(1).....  2,445,301     15.1%       11.6%
   35 Higashi-ku
   Nagoya 461
   Japan

International BM Biomedicine Holdings
 AG(2)..................................  1,480,031      9.2         7.0
  Bank Julius Baer & Co., Ltd.
   c/o Brown Brothers Harriman & Co.
   59 Wall Street
   New York, NY 10005

Alta V Limited Partnership(3)...........  1,194,440      7.4         5.7
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111

Advent International Group(4)...........  1,199,555      7.5         5.7
  75 State Street
  Boston, MA 02109

Weiss, Peck & Greer Venture Associates
 II, L.P.(5)............................  1,083,254      6.7         5.1
  555 California Street
  San Francisco, CA 94104

                                                        Percent Beneficially
                                           Number of            Owned
                                             Shares    -----------------------
                                          Beneficially  Before
  Name and Address of Beneficial Owner       Owned     Offering After Offering
  ------------------------------------    ------------ -------- --------------
Delphi Management Partners II, L.P.(6)..     874,996      5.4         4.1
  3000 Sand Hill Road
  Building 1, Suite 135
  Menlo Park, CA 94025

Oxford Bioscience Management Corp.(7)...     867,814     5.4%        4.1
  650 Town Center Drive
  Suite 810
  Costa Mesa, CA 92626

Alta BioPharma Partners, L.P. (3).......     833,333     5.2         3.9
  One Embarcadero Center
  Suite 4050
  San Francisco, CA 94111

Directors and executive officers
Michael M. Wick(8)......................     351,042     2.1         1.6

Stefan Ryser(2).........................   1,480,461     9.2         7.0

Jean Deleage(3).........................   2,039,757     12.6        9.6

Jerrold L. Glick(9).....................     130,330      *           *

David W. Martin, Jr.(10)................       8,803      *           *

David Bethune(10).......................       1,875      *           *

Reinaldo Gomez(11)......................     285,727     1.7         1.3

Clifford Orent(12)......................     533,648     3.2         2.5

Cynthia M. Butitta......................      96,000      *           *

All directors and officers as a group
 (13) (9 persons).......................   4,926,643     28.7        22.2

--------
  *  Represents beneficial ownership of less than 1%.

 (1) Mr. Keiji Tanimoto, President of Sanwa Kagaku Kenkyusho Co., Ltd., exercises investment and voting power over the shares held by Sanwa. Mr. Tanimoto disclaims beneficial ownership of these shares.
 (2) Shares shown as beneficially owned by International BM Biomedicine Holdings, which include 4,271 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000, are also shown as beneficially owned by Stefan Ryser, PhD, a Telik director, who possesses voting and investment power with respect to these shares. Dr. Ryser disclaims beneficial ownership of these shares.
 (3) Shares shown as beneficially owned by Alta V Limited Partnership are held by entities affiliated with it and are also included in the shares shown as beneficially owned by Dr. Deleage, a Telik director and a general partner of Alta V Limited Partnership. Shares shown as beneficially owned by Alta BioPharma Partners, L.P. are held by entities affiliated with it and are also included in the shares shown as beneficially owned by Dr. Deleage, a member of the general partner of Alta BioPharma Partners, L.P. Dr. Deleage has voting and investment power over these shares and disclaims beneficial ownership of all the shares, except for the portion of these shares attributable to his partnership interests. Shares shown as beneficially owned by Dr. Deleage also include 11,984 shares issuable to him upon exercise of options exercisable within 60 days of June 30, 2000.

 (4) Includes ownership by venture capital funds managed by Advent International Corporation. Includes 7,500 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all of the shares held by these funds. Advent International Corporation exercises its voting and investment power through a group of four persons: Mr. Douglas R. Brown, President and Chief Executive Officer, Mr. Andrew I. Fillat, Senior Vice President responsible for venture investments in North America, Dr. Jason S. Fisherman, Vice President responsible for the investment in Telik, and Ms. Janet L. Hennessy, Vice President responsible for monitoring public securities, none of whom may act independently and a majority of whom must act in concert to exercise voting or investment power of the beneficial holdings of such entity. Therefore, no individual in this group other than Advent International Corporation is deemed to have sole voting or investment authority. Mr. Douglas R. Brown, Mr. Andrew I. Fillat, Dr. Jason S. Fisherman and Ms. Janet L. Hennessy disclaim beneficial ownership in these shares, except to the extent of his or her proportionate interest in Advent International Investors II Limited Partnership's interest in these shares.

 (5) Held by entities of which Weiss, Peck & Greer Venture Partners is the general partner or adviser. Includes 15,006 shares issuable upon exercise of options exercisable within 60 days of June 30, 2000. Weiss, Peck & Greer Venture Fund Advisor is the Fund Investment Advisory Member of WPG Enterprise Fund, Liquidating Trust and Weiss, Peck & Greer Venture Associates II, Liquidating Trust, and Weiss, Peck & Greer Venture Associates II Overseas, Liquidating Trust. Mr. Gill Cogan is the senior managing member of Weiss, Peck & Greer Fund Advisor and has sole voting and investment power over the shares held by each of the funds. Mr. Cogan disclaims beneficial ownership of the shares except to the extent of his pecuniary interest in these shares.
 (6) Held by entities of which Delphi Management Partners is the general partner. Mr. James J. Bochnowski is a general partner of Delphi Management Partners II, L.P. and exercises investment and voting power. Mr. Bochnowski disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest in these shares.
 (7) Held by Oxford Bioscience Management or entities of which it is the general partner. Includes 5,000 shares issuable to it upon exercise of options exercisable within 60 days of June 30, 2000. Mr. Edmund Olivier de Vezin is a general partner of Oxford Bioscience Partners and exercises investment and voting power. Mr. Olivier disclaims beneficial ownership of these shares, except to the extent of his proportionate partnership interest in these shares.
 (8) Includes 350,042 shares issuable to Dr. Wick pursuant to options exercisable within 60 days of June 30, 2000.
 (9) Held by Mr. Glick, who is a Telik director, entities which he may be deemed to control and members of his family. Includes 18,252 shares issuable to Mr. Glick upon exercise of options exercisable within 60 days of June 30, 2000.
(10) Represents shares issuable upon exercise of options exercisable within 60 days of June 30, 2000.
(11) Held by Dr. Gomez, who is Vice President, Corporate Alliances of Telik, by him and his spouse as trustees of a family trust and his minor child who resides with him. Includes 173,645 shares issuable to Dr. Gomez upon exercise of options exercisable within 60 days of June 30, 2000.
(12) Includes 433,648 shares issuable pursuant to options exercisable within 60 days of June 30, 2000.
(13) Includes 1,002,520 shares issuable pursuant to options exercisable within 60 days of June 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value.

Common Stock

   As of June 30, 2000, there were 16,150,059 shares of common stock outstanding that were held of record by approximately 216 stockholders, after giving effect to the conversion of our then outstanding preferred stock into common stock which will occur at the closing of this offering.

   The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of Telik, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

   Pursuant to our amended and restated certificate of incorporation, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of Telik, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

Warrants

   We have outstanding warrants for the purchase of preferred stock which is convertible into an aggregate of 34,559 shares of common stock at an effective weighted average purchase price of $5.28 per share of common stock. These warrants will expire, unless exercised, prior to the closing of this offering.

Registration Rights of Stockholders

   Under the terms of an agreement with some of our stockholders, after the closing of this offering the holders of 13,305,117 shares of common stock will be entitled to demand that we register their shares under the Securities Act. At any time beginning six months after the closing of this offering, and on no more than two occasions, the holders of at least 50% of these shares can demand that we file a registration statement covering their shares. Also, if we propose to register any shares of common stock, these stockholders are entitled to include their shares in the registration. At any time after we become eligible to file a registration statement on Form S-3, the holders of these shares can demand that we file a registration statement on Form S-3 covering their shares. The agreement contains some limitations, including the right of the underwriters of an offering to limit the number of shares of these stockholders to be included in the registration.

Anti-takeover Provisions of Delaware Law and our Charter

   We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

  . prior to the date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  . upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and by employee stock plans in which shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to this date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

   Our amended and restated certificate of incorporation requires that upon completion of the offering, any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our certificate of incorporation:

  . substantially limits the use of cumulative voting in the election of directors;

  . provides that the authorized number of directors may be changed only by resolution of our board of directors; and

  . authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

   Our amended and restated bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The authorized number of directors is fixed in accordance with our certificate of incorporation. Our board of directors currently consists of six members who will be elected at each annual meeting of our stockholders. Our board of directors may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit who may call a special meeting of stockholders.

   Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Wells Fargo Bank Minnesota, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, based on the number of shares outstanding on June 30, 2000, we will have outstanding an aggregate of 21,150,059 shares of common stock. The 5,000,000 shares sold in this offering will be freely tradable, unless these shares are purchased by affiliates. There are 1,166,667 shares that will be restricted and will not be eligible for sale until after March 31, 2001. Substantially all of the remaining shares are subject to lock up agreements prohibiting their sale, without the consent of Lehman Brothers Inc., until 180 days after the date of this prospectus. After the lock up agreements expire, all of these shares will be freely tradable except for 10,062,873 shares that will be tradable subject to Rules 144 and 701. Under Rule 144 an affiliate or a holder of restricted shares is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the number of shares of our common stock then outstanding, which will equal approximately 211,500 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Stock Options

   Under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements. Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering 5,553,418 shares of common stock subject to outstanding options under our 1988 and 1996 Stock Options Plans and the shares reserved for issuance under our 2000 Equity Incentive Plan, 2000 Employee Stock Purchase Plan and 2000 Non-Employee Directors' Stock Option Plan that will become effective upon filing. Accordingly, shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to the lock up agreements.

                                  UNDERWRITING

   Under the underwriting agreement, which was filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters for whom Lehman Brothers Inc., Chase Securities Inc., Legg Mason Wood Walker, Inc., UBS Warburg LLC and Fidelity Capital Markets, a division of National Financial Services Corporation, are acting as representatives, have each agreed to purchase from us the respective number of shares of common stock set forth opposite its name below:

Underwriters                                                  Number of Shares
------------                                                  ----------------
Lehman Brothers Inc..........................................    2,260,000
Chase Securities Inc.........................................    1,356,000
Legg Mason Wood Walker, Inc. ................................      452,000
UBS Warburg LLC..............................................      452,000
Fidelity Capital Markets, a division of National Financial
 Services Corporation........................................       60,000
Banc of America Securities LLC...............................       60,000
Lazard Freres & Co. LLC......................................       60,000
J.P. Morgan Securities Inc...................................       60,000
SG Cowen Securities Corporation..............................       60,000
Thomas Weisel Partners LLC...................................       60,000
Gerard Klauer Mattison & Co., Inc............................       30,000
Edward D. Jones & Co., L.P...................................       30,000
Raymond James & Associates, Inc..............................       30,000
Wachovia Securities, Inc.....................................       30,000
                                                                 ---------
  Total......................................................    5,000,000
                                                                 =========

   We have granted the underwriters an option to purchase up to an aggregate of 750,000 additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discount shown on the cover page of this prospectus. The underwriters may exercise this option at any time until 30 days after the date of the underwriting agreement. If this option is exercised, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares of common stock proportionate to the underwriter's initial commitment as indicated in the table above and we will be obligated, under the over-allotment option, to sell the shares of common stock to the underwriters.

   The following table shows the per share and the total underwriting discount we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 750,000 shares.

                                                       No Exercise Full Exercise
                                                       ----------- -------------
Per share............................................. $     0.49   $     0.49
                                                       ----------   ----------
  Total............................................... $2,450,000   $2,817,500
                                                       ==========   ==========

   We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1,500,000.

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.27 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms.

   The underwriters have reserved for sale, at the initial public offering price, up to 250,000 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserved share program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed that, without the prior consent of Lehman Brothers Inc., we will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for a period of 180 days from the date of this prospectus. All of our executive officers, directors and substantially all of our stockholders have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of common stock or any securities that may be converted into or exchanged for any shares of common stock for the period ending 180 days from the date of this prospectus. See "Shares Eligible for Future Sale."

   Prior to this offering, there has been no public market for our common stock. The initial public offering price has been negotiated by us and the representatives. The principal factors considered in determining the initial public offering price include:

  . the information set forth in this prospectus and otherwise available to the representatives;

  . the history and the prospects for the industry in which we compete;

  . the ability of our management;

  . our prospects for future earnings, the present state of our development and our current financial position;

  . the general condition of the securities markets at the time of this offering; and

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

   Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter of this offering and will be facilitating electronic distribution through the Internet.

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the issuer in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales and stabilizing transactions may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

   We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

   Any offers in Canada will be made only under an exemption from the requirements to file a prospectus in the relevant province of Canada in which such sale is made.

   Purchasers of the shares of common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

   The underwriters have informed us that they do not intend to confirm the sales to discretionary accounts that exceed 5% of the total number of shares of common stock offered by them.

                                 LEGAL MATTERS

   The validity of the shares of common stock in this offering will be passed upon for us by Cooley Godward LLP, San Francisco, California, and for the underwriters by Sullivan & Cromwell, Washington, D.C.

   As of the date of this prospectus, certain partners and associates of Cooley Godward LLP own an aggregate of 27,777 shares of our common stock through investment partnerships. Deborah A. Marshall, a partner at Cooley Goodward LLP, is our Secretary.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the Internet site is http://www.sec.gov.

   Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

   We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number is
(650) 244-9303.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Ernst & Young LLP, Independent Auditors.......................... F-2

Balance Sheets............................................................. F-3

Statements of Operations................................................... F-4

Statement of Stockholders' Equity.......................................... F-5

Statements of Cash Flows................................................... F-6

Notes to Financial Statements.............................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Telik, Inc.

   We have audited the accompanying balance sheets of Telik, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telik, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Palo Alto, California
February 25, 2000

                                 BALANCE SHEETS

                                                                     Unaudited
                                                                     Pro forma
                                       December 31,                Stockholders'
                                     ------------------  June 30,    Equity at
                                       1998      1999      2000    June 30, 2000
                                     --------  --------  --------  -------------
                                                              (Unaudited)
                                       (In thousands, except share and per
                                                   share data)
              Assets
Current assets:
  Cash and cash equivalents........  $  2,196  $  1,950  $  1,728
  Short-term investments...........    12,206     5,606     7,709
  Prepaid expenses and other
   current assets..................       497       337       263
  Deferred offering costs..........       --        --      1,018
                                     --------  --------  --------
    Total current assets...........    14,899     7,893    10,718
Property and equipment, net........     1,566     1,197       945
Other assets.......................       121        80        80
                                     --------  --------  --------
                                     $ 16,586  $  9,170  $ 11,743
                                     ========  ========  ========
   Liabilities and stockholders'
               equity
Current liabilities:
  Accounts payable.................      $548      $780  $    543
  Accrued contracts and other
   liabilities.....................       688       680     1,208
  Deferred revenue.................     2,118     2,250     1,592
  Current portion of capital lease
   obligations and equipment
   loans...........................       630       247        28
                                     --------  --------  --------
    Total current liabilities......     3,984     3,957     3,371
Noncurrent portion of capital lease
 obligations and equipment loans...       272        25        20
Other long-term liabilities........       153        58        57
Commitments
Stockholders' equity:
  Convertible preferred stock,
   $0.01 par value, issuable in
   series, 1,023,799 shares
   authorized in 1998 and 1999,
   3,023,799 at  June 30, 2000 (and
   pro forma) 1,020,150 shares
   issued and outstanding at
   December 31, 1998 and 1999 and
   2,186,817 at June 30, 2000 (none
   pro forma) (aggregate
   liquidation preference of
   $50,408 at December 31, 1999 and
   $57,408 at June 30, 2000).......        10        10        22    $    --
  Common stock, $0.01 par value,
   23,000,000 shares authorized in
   1998 and 1999, 46,976,201 shares
   at June 30, 2000 (and pro
   forma), 2,196,038, 2,207,281 and
   2,343,357 shares issued and
   outstanding at December 31,
   1998, 1999 and June 30, 2000
   respectively (16,150,059
   pro forma)......................        22        22        23         162
  Additional paid-in capital.......    56,465    56,742    70,568      70,451
  Note receivable from employee....       --        --       (153)       (153)
  Deferred stock compensation......       --       (260)   (2,654)     (2,654)
  Accumulated deficit..............   (44,320)  (51,384)  (59,511)    (59,511)
                                     --------  --------  --------    --------
    Total stockholders' equity.....    12,177     5,130     8,295    $  8,295
                                     --------  --------  --------    ========
    Total liabilities and
     stockholders' equity..........  $ 16,586  $  9,170  $ 11,743
                                     ========  ========  ========

                             See accompanying notes

                            STATEMENTS OF OPERATIONS

                                    Years Ended December      Six Months Ended
                                             31,                  June 30,
                                   -------------------------  -----------------
                                    1997     1998     1999     1999      2000
                                   -------  -------  -------  -------  --------
                                                                (Unaudited)
                                    (In thousands, except per share data)
Contract revenue from
 collaborations:
  With related parties...........  $ 1,500  $ 1,750  $ 2,000  $ 1,000  $  1,125
  Other..........................      152    1,444    2,237    1,489       205
                                   -------  -------  -------  -------  --------
                                     1,652    3,194    4,237    2,489     1,330
Costs and expenses:
  Research and development.......    8,090    7,952    9,547    5,198     5,119
  General and administrative.....    2,470    2,149    2,152      772     4,589
                                   -------  -------  -------  -------  --------
                                    10,560   10,101   11,699    5,970     9,708
                                   -------  -------  -------  -------  --------
Loss from operations.............   (8,908)  (6,907)  (7,462)  (3,481)   (8,378)
Interest income, net.............      290      328      398      226       251
                                   -------  -------  -------  -------  --------
Net loss.........................   (8,618)  (6,579)  (7,064)  (3,255)   (8,127)
Deemed dividend to Series K
 preferred stockholders..........      --       --       --       --     (4,667)
                                   -------  -------  -------  -------  --------
Net loss allocable to common
 stockholders....................  $(8,618) $(6,579) $(7,064) $(3,255) $(12,794)
                                   =======  =======  =======  =======  ========
Net loss per common share, basic
 and diluted.....................  $ (3.95) $ (3.00) $ (3.21) $ (1.48) $  (5.75)
                                   =======  =======  =======  =======  ========
Weighted average shares used in
 computing net loss per common
 share, basic and diluted........    2,184    2,194    2,204    2,200     2,225
Pro forma net loss per common
 share, basic and diluted
 (unaudited).....................                    $ (0.47)          $  (0.83)
                                                     =======           ========
Weighted average shares used in
 computing pro forma net loss per
 common share, basic and diluted
 (unaudited).....................                     14,879             15,489


                             See accompanying notes

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                      Note
                          Convertible                                              Receivable
                        Preferred Stock    Common Stock   Additional   Deferred       From                     Total
                        ---------------- ----------------  Paid-In      Stock     Stockholders Accumulated Stockholders'
                         Shares   Amount  Shares   Amount  Capital   Compensation and Employee   Deficit      Equity
                        --------- ------ --------- ------ ---------- ------------ ------------ ----------- -------------
                                                (In thousands, except share and per share data)
Balance at December
 31, 1996.............    667,150  $ 7   2,173,462  $22    $39,036     $   --       $   --      $(29,123)     $ 9,942
Issuance of Series I
 preferred stock in
 September and
 November 1997 at
 $50 per share, net of
 issuance costs.......    143,000    1         --   --       7,092         --           --           --         7,093
Exercise of options to
 purchase common
 stock................        --   --       19,026  --          21         --           --           --            21
Net loss and
 comprehensive loss...        --   --          --   --         --          --           --        (8,618)      (8,618)
                        ---------  ---   ---------  ---    -------     -------      -------     --------      -------
Balance at December
 31, 1997.............    810,150    8   2,192,488   22     46,149         --           --       (37,741)       8,438
Issuance of Series J
 preferred stock in
 September and October
 1998 at $50 per
 share, net of
 issuance costs.......    210,000    2         --   --      10,286         --           --           --        10,288
Exercise of options to
 purchase common
 stock................        --   --        3,550  --          30         --           --           --            30
Net loss and
 comprehensive loss...        --   --          --   --         --          --           --        (6,579)      (6,579)
                        ---------  ---   ---------  ---    -------     -------      -------     --------      -------
Balance at December
 31, 1998.............  1,020,150   10   2,196,038   22     56,465         --           --       (44,320)      12,177
Exercise of options to
 purchase common
 stock................        --   --       11,243  --          17         --           --           --            17
Deferred stock
 compensation.........        --   --          --   --         260        (260)         --           --
Net loss and
 comprehensive loss...        --   --          --   --         --          --           --        (7,064)      (7,064)
                        ---------  ---   ---------  ---    -------     -------      -------     --------      -------
Balance at December
 31, 1999.............  1,020,150   10   2,207,281   22     56,742        (260)         --       (51,384)       5,130
Issuance of Series K
 preferred stock in
 March 2000 at $6 per
 share, net of
 issuance costs
 (unaudited)..........  1,166,667   12         --   --       6,938         --           --           --         6,950
Note receivable for
 Series K preferred
 stock (unaudited)....        --   --          --   --         --          --        (5,000)         --        (5,000)
Payment of note
 receivable for Series
 K preferred stock
 (unaudited)..........        --   --          --   --         --          --         5,000          --         5,000
Issuance of 96,000
 shares of common
 stock at $1.60 per
 share upon the
 exercise of employee
 stock options for a
 promissory note in
 June 2000............        --   --          --   --         --          --          (153)         --          (153)
Stock options granted
 to consultants.......        --   --          --   --       4,063                                              4,063
Exercise of options to
 purchase common stock
 (unaudited)..........        --   --      136,076    1        208         --           --           --           209
Deferred stock
 compensation
 (unaudited)..........        --   --          --   --       2,617      (2,617)
Amortization of
 deferred stock
 compensation
 (unaudited)..........        --   --          --   --         --          223          --           --           223
Net loss and
 comprehensive loss
 (unaudited)..........        --   --          --   --         --          --           --        (8,127)      (8,127)
                        ---------  ---   ---------  ---    -------     -------      -------     --------      -------
Balance at June 30,
 2000 (unaudited).....  2,186,817  $22   2,343,357  $23    $70,568     $(2,654)     $  (153)    $(59,511)     $ 8,295
                        =========  ===   =========  ===    =======     =======      =======     ========      =======

                            See accompanying notes

                            STATEMENTS OF CASH FLOWS

                                                            Six Months Ended
                               Years Ended December 31,         June 30,
                              ----------------------------  ------------------
                                1997      1998      1999      1999      2000
                              --------  --------  --------  --------  --------
                                             (In thousands)
                                                               (Unaudited)
Operating activities
Net loss....................  $ (8,618) $ (6,579) $ (7,064) $ (3,255) $ (8,127)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and
   amortization.............     1,175       892       609       315       281
  Amortization of deferred
   stock compensation.......       --        --        --        --        223
  Stock options issued to
   consultants..............                                     --      4,063
  Forgiveness of notes
   receivable from related
   parties..................        43       --        --        --        --
  Amortization of discount
   on investments...........      (172)     (272)       99        20        47
  Short-term lease
   deposits.................       --        --        (49)      --        --
  Changes in operating
   assets and liabilities:
   Prepaid expenses and
    other current assets....       (77)     (272)      160        86        74
   Other assets.............        51       --         41       --         (1)
   Accounts payable.........      (197)      435       232      (114)     (237)
   Accrued contracts and
    other liabilities.......       450      (285)       (8)     (291)      528
   Deferred revenue.........       498       120       132      (371)     (658)
   Other long-term
    liabilities.............       --        153       (95)      (89)      --
                              --------  --------  --------  --------  --------
    Net cash used in
     operating activities...    (6,847)   (5,808)   (5,943)   (3,699)   (3,807)
                              --------  --------  --------  --------  --------
Investing activities
Maturities of short-term
 investments................     8,500    12,200    11,008     5,932       500
Sales of short-term
 investments................     3,360     2,786     5,880     2,926       --
Purchases of short-term
 investments................   (18,262)  (17,032)  (10,387)   (6,250)   (2,650)
Purchase of property and
 equipment..................      (510)     (530)     (240)     (216)      (29)
Proceeds from disposal of
 property and equipment.....       --         14       --        --        --
                              --------  --------  --------  --------  --------
    Net cash (used in)
     provided by investing
     activities.............    (6,912)   (2,562)    6,261     2,392    (2,179)
                              --------  --------  --------  --------  --------
Financing activities
Proceeds from equipment
 loans......................       210       --        --        --        --
Principal payments under
 capital lease obligations
 and equipment loans........      (626)     (557)     (581)     (296)     (224)
Deferred offering costs.....       --        --        --        --     (1,018)
Net proceeds from issuance
 of convertible preferred
 stock......................     7,093    10,288       --        --      6,950
Net proceeds from issuance
 of common stock and
 warrants...................        21        30        17        11        56
                              --------  --------  --------  --------  --------
    Net cash provided by
     (used in) financing
     activities.............     6,698     9,761      (564)     (285)    5,764
                              --------  --------  --------  --------  --------
Increase (decrease) in cash
 and cash equivalents.......    (7,061)    1,391      (246)   (1,592)     (222)
Cash and cash equivalents at
 beginning of period........     7,866       805     2,196     2,196     1,950
                              --------  --------  --------  --------  --------
    Cash and cash
     equivalents at end of
     period.................  $    805  $  2,196  $  1,950  $    604  $  1,728
                              ========  ========  ========  ========  ========
Supplemental cash flow
 information
Cash paid for interest......  $    245  $    122  $     58  $     40  $    158
                              ========  ========  ========  ========  ========
Schedule of non cash
 transactions
Deferred stock
 compensation...............  $    --   $    --   $    260       --   $  2,617
                              ========  ========  ========  ========  ========
Note receivable for
 preferred stock............  $    --   $    --   $    --   $    --   $  5,000
                              ========  ========  ========  ========  ========
Note receivable received for
 Common Stock...............  $    --   $    --   $    --   $    --   $    153
                              ========  ========  ========  ========  ========

                             See accompanying notes

                                  TELIK, INC.

                         NOTES TO FINANCIAL STATEMENTS
        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)

1. Summary of significant accounting policies

Nature of operations and basis of presentation

   Telik, Inc. (the "Company") was incorporated in the state of Delaware in October 1988 as Terrapin Diagnostics, Inc. which changed its name in June 1989 to Terrapin Technologies, Inc. ("Terrapin"). In May 1998, Terrapin changed its name to Telik, Inc. The Company is engaged in the discovery and development of small molecule drug candidates.

   The Company matured from its development stage to an operating company in 1999. As such, its financial statements are no longer prepared on a development stage basis. The Company expects continuing losses over the next several years. The Company plans to obtain its capital requirements through public or private equity or debt financing, capital lease financing and collaborative arrangements with corporate partners. If the financing arrangements contemplated by management are not consummated, the Company may have to seek other sources of capital or reevaluate its operating plans.

Use of estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Unaudited pro forma information

   In January 2000, the board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering. If the offering contemplated by this prospectus is consummated, all the preferred stock outstanding as of the closing date will automatically be converted into shares of the Company's common stock. Unaudited pro forma stockholders' equity and the accompanying balance sheet as of June 30, 2000 reflects the conversion of the outstanding preferred stock.

Interim financial data

   The financial information at June 30, 2000 and for the six months ended June 30, 1999 and 2000 is unaudited but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flow for such periods. Results for the interim periods are not necessarily indicative of the results to be expected for any subsequent period.

Cash equivalents and short-term investments

   The Company considers all highly liquid investments with an original maturity of 90 days or less when purchased, to be cash equivalents. For the periods presented, cash equivalents consist of money market funds and corporate debt securities. The Company's short-term investments include obligations of governmental agencies and corporate debt securities with original maturities ranging between 3 and 12 months. The Company limits concentration of credit risk by diversifying its investments among a variety of high credit-quality issuers.

   All cash equivalents and short-term investments are classified as available-for-sale. Available-for-sale securities are carried at estimated fair value, based on available market information, with unrealized gains and

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)

losses, if any, reported as a component of stockholders' equity. The cost of securities sold is based on the specific identification method. As of December 31, 1998 and 1999 and June 30, 2000, there were no material differences between amortized cost and fair value of available-for-sale securities. Realized gains and losses on sales of available-for-sale investments are not material.

Fair value of financial instruments

   Financial instruments, including cash and cash equivalents, accounts payable, accrued liabilities and accrued compensation are carried at cost, which management believes approximates fair value.

Property and equipment

   Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Furniture and equipment leased under capital leases are amortized using the straight-line method over the estimated useful lives of the respective assets or the lease term, whichever is shorter.

Revenue Recognition

   Contract revenue consists of revenue from research and development collaboration agreements. The Company's research and development collaboration agreements provide for periodic payments in support of the Company's research activities. The Company recognizes contract revenue from these agreements as earned based upon the performance requirements of the agreements and payments for up-front technology access and license fees are recognized ratably over the period of the related research program. Payments received, which are related to future performance, are deferred and recognized as revenue when earned over future performance periods.

Stock-based compensation

   As permitted by the Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"), the Company accounts for grants of stock options to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB No. 25"). Accordingly, the Company does not recognize compensation expense for stock options granted to employees with exercise prices equal to the fair value of the Company's common stock on the date of grant. Options granted to consultants are accounted for using the Black-Scholes method prescribed by FASB 123 and in accordance with Emerging Issues Task Force Consensus No. 96-18 ("EITF 96-18"), and such options are subject to periodic revaluation over their vesting term.

Research and development

   Research and development expenditures, including direct and allocated expenses, are charged to expense as incurred. Collaboration agreements generally specify minimum levels of research effort required to be performed by the Company.

Segment reporting

   Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"), establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers.

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)

The Company has determined that it operates in only one segment. Accordingly, the adoption of SFAS 131 had no impact on the Company's financial statements.

Comprehensive loss

   Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" requires components of other comprehensive income, including gains and losses on available-for-sale investments, to be included as part of total comprehensive income. For all periods presented, the comprehensive loss is equal to the net loss and has been disclosed in the statement of stockholders' equity.

Impairment of long-lived assets

   In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Impairment, if any, is assessed using discounted cash flows. Through June 30, 2000, there have been no such losses.

Net loss per common share

   Net loss per common share has been computed according to the Financial Accounting Standards Board Statement No. 128, "Earnings Per Share," which requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, shares subject to repurchase, warrants and convertible securities. Diluted earnings per share includes the impact of potentially dilutive securities. Following the guidance given by the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and preferred stock that has been issued or granted for nominal consideration prior to the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if these shares had been outstanding for all periods presented. To date, the Company has not issued or granted shares for nominal consideration.

   Pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of preferred stock (using the as-if-converted method) from the original date of issuance.

   A reconciliation of shares used in the calculations is as follows (in thousands):

                                   Years Ended December      Six Months Ended
                                            31,                  June 30,
                                  -------------------------  -----------------
                                   1997     1998     1999     1999      2000
                                  -------  -------  -------  -------  --------
Net loss allocable to common
 stockholders.................... $(8,618) $(6,579) $(7,064) $(3,255) $(12,794)
                                  =======  =======  =======  =======  ========
Basic and diluted:
  Weighted average shares of
   common stock outstanding......   2,184    2,194    2,204    2,200     2,225
                                  =======  =======           =======
  Adjustment to reflect weighted
   average effect of assumed
   conversions of preferred stock
   (unaudited)...................                    12,675             13,264
                                                    -------           --------
  Weighted average shares used in
   pro forma net loss per common
   share, basic and diluted
   (unaudited)...................                    14,879             15,489
                                                    =======           ========

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


   During all periods presented, the Company had securities outstanding which could potentially dilute basic earnings per share in the future, but were excluded from the computation of diluted net loss per share, as their effect would have been antidilutive. These outstanding securities consist of the following (in thousands) common stock equivalents:

                                      December 31,                 June 30,
                            -------------------------------- ---------------------
                               1997       1998       1999       1999       2000
                            ---------- ---------- ---------- ---------- ----------
   Convertible preferred
    stock.................. 10,140,035 12,640,035 12,640,035 12,640,035 13,806,702
   Outstanding options.....  2,135,686  2,996,376  2,991,787  2,875,747  3,003,418
   Preferred stock
    warrants...............     34,559     34,559     34,559     34,559     34,559

Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" ("SFAS 133"), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on the Company's results of operations or financial condition when adopted as the Company holds no derivative financial instruments and does not currently engage in hedging activities.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 ("SAB 101"). SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition. The adoption of SAB 101 had no significant impact on the Company's revenue recognition policy or results of operations.

   In March 2000, the FASB issued Interpretation No. 44, ("FIN 44"), "Accounting for Certain Transactions Involving Stock compensation--an Interpretation of APB 25." This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The adoption of FIN 44 does not have a material impact on the Company's financial statements.

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


2. Cash equivalents and short-term investments

   The following is a summary of cash equivalents and short-term investments (in thousands):

                                                                 Estimated Cost
                                                                 and Fair Value
                                                                  December 31,
                                                                 --------------
                                                                  1998    1999
                                                                 ------- ------
   Cash equivalents:
     Money market fund.......................................... $   223 $  107
     Corporate notes............................................   1,973  1,843
                                                                 ------- ------
                                                                 $ 2,196 $1,950
                                                                 ======= ======
   Short-term investments:
     U.S. Government notes...................................... $ 5,266 $  996
     Corporate notes............................................   1,006  4,610
     Commercial paper...........................................   4,934    --
     Certificate of deposit.....................................   1,000    --
                                                                 ------- ------
                                                                 $12,206 $5,606
                                                                 ======= ======

   There are no unrealized gains or losses for the years ended December 31, 1998 and 1999.

3. Property and equipment

   Property and equipment consist of the following (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1998     1999
                                                               -------  -------
   Laboratory furniture and equipment......................... $ 3,914  $ 4,137
   Office furniture and equipment.............................     383      400
   Leasehold improvements.....................................   1,099    1,099
                                                               -------  -------
                                                                 5,396    5,636
   Less accumulated depreciation and amortization.............  (3,830)  (4,439)
                                                               -------  -------
     Property and equipment, net.............................. $ 1,566  $ 1,197
                                                               =======  =======

   Property and equipment includes assets under capitalized leases at December 31, 1998 and 1999 of approximately $525,000 and $53,000, respectively. Accumulated amortization related to leased assets was approximately $366,000 and $20,000 at December 31, 1998 and 1999, respectively.

4. Lease obligations and equipment loans

   In September 1996, the Company entered into an equipment loan agreement with a finance company under which the Company can borrow up to $1,500,000. Equipment borrowings under this agreement totaled $688,000 and $237,000 at December 31, 1998 and 1999, respectively. The borrowings bear interest at 8% and the remaining principal balance of $237,000 is due in November 2000.

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


   The Company also has acquired certain equipment and furniture pursuant to capital lease arrangements. At December 31, 1999, the future minimum capital lease obligations are not significant.

   The Company occupies its facilities under an operating lease which expires in December 2002. Rent expense under operating leases totaled $387,000, $466,000 and $497,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The Company has the option to renew the lease upon expiration for an additional term of five years.

   At December 31, 1999, noncancelable future minimum lease payments under the Company's operating leases are as follows (in thousands):

      Years ending December 31,
        2000............................................................ $  514
        2001............................................................    535
        2002............................................................    557
        2003............................................................      1
                                                                         ------
                                                                         $1,607
                                                                         ======

5. Stockholders' equity

Preferred stock

   Preferred stock is issuable in series, with rights and preferences designated by series. The shares designated, issued and outstanding at December 31, 1998, 1999 and June 30, 2000 are as follows:

                                                        Shares      Aggregate
                                             Shares   Issued and   Liquidation
                                           Authorized Outstanding   Preference
                                           ---------- ----------- --------------
                                                                  (In thousands)
   Series B convertible...................    20,000      20,000     $   400
   Series E convertible...................   114,720     114,500       5,725
   Series F convertible...................   169,600     169,600       8,480
   Series G convertible...................   273,050     273,050      13,653
   Series H convertible...................    93,429      90,000       4,500
   Series I convertible...................   143,000     143,000       7,150
   Series J convertible...................   210,000     210,000      10,500
                                           ---------   ---------     -------
   Balance at December 31, 1999........... 1,023,799   1,020,150      50,408
   Series K convertible................... 2,000,000   1,166,667       7,000
                                           ---------   ---------     -------
     Balance at June 30, 2000............. 3,023,799   2,186,817     $57,408
                                           =========   =========     =======

   On March 31, 2000, the Company closed a private placement in which it sold 1,166,667 shares of Series K convertible preferred stock at $6.00 per share for net proceeds of approximately $1,950,000 and a short-term note receivable of $5,000,000. The note receivable was redeemed on April 10, 2000.

   In accordance with the provisions of the respective preferred stock agreements, Series A, C and D preferred stock were converted into common stock at the specified conversion price of $6.00 per share for Series A and C and $3.00 per share for Series D.

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


   Series B, E, F, G, H, I, J and K preferred stock are convertible into common stock at the option of the holder at conversion prices of $3.56, $3.00, $3.60, $4.20, $5.55, $4.20, $4.20 and $6.00 per share, respectively. These conversion prices are subject to price-based antidilution adjustments for future stock issuances. Series B, E, F, G, H, I, J and K preferred shares will automatically convert into common stock at the earlier of (i) the closing of the Company's initial underwritten public offering, or (ii) a vote or written consent of 2/3 of the shares of all series of preferred stock then outstanding, voting together as a single class or, in the case of Series J preferred stock, a vote or written consent of 2/3 of the shares of Series J preferred stock then outstanding. All preferred shares have voting rights equal to common stock on an as-if-converted basis.

   The holders of Series B, E, F, G, H, I, J and K preferred stock are entitled to receive noncumulative dividends, if declared, prior to and in preference to the payment of dividends to holders of common stock. No dividends have been declared through June 30, 2000.

   In the event of a liquidation or winding up of the Company, holders of Series B convertible preferred stock shall have a liquidation preference of $20 and the holders of Series E, F, G, H, I and J convertible preferred stock shall each have a liquidation preference of $50 per share, together with any declared but unpaid dividends, over holders of common shares. Holders of Series K preferred stock shall have a liquidation preference of $6 per share, together with any declared but unpaid dividends, over holders of common shares.

Deemed Dividend

   During March 2000, the Company consummated the sale of 1,166,667 shares of Series K convertible preferred stock at $6.00 per share for net proceeds of approximately $1,950,000 and a short term note receivable of $5,000,000. At the date of issuance, the Company believed the per share price of $6.00 represented the fair value of the preferred stock. Subsequent to the date of issuance, Telik re-evaluated the fair value of its common stock. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $4,667,000, that has been recorded as a deemed dividend to preferred stockholders in 2000. The Company recorded the deemed dividend at the date of issuance by offsetting charges and credits to additional paid-in capital, without any effect on total stockholder's equity. The preferred stock dividend increases the net loss allocable to common stockholders in the calculation of basic and diluted net loss per common share for the six months ended June 30, 2000.

Preferred stock warrants

   In connection with the negotiation of a secured note payable in December 1992, the Company issued warrants to purchase 220 shares of Series E preferred stock at an exercise price of $50.00 per share. These warrants expire on the earlier of December 31, 2002, the day preceding the closing date of the Company's initial public offering or the day preceding the effective date of any consolidation or merger of the Company, whichever is earlier. The value of these warrants was determined to be immaterial.

   In September 1996, in conjunction with a loan agreement for the purchase of property and equipment, the Company issued warrants that entitle the holder to purchase 3,429 shares of Series H preferred stock at an exercise price of $50.00 per share. These warrants are exercisable through August 31, 2003, the day preceding the closing date of the Company's initial public offering or the day preceding the effective date of any consolidation or merger of the Company, whichever is earlier.

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


1988 Stock Option Plan

   The 1988 Stock Option Plan (the "1988 Plan") was adopted in February 1989. Options granted under the 1988 Plan may be either incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). At December 31, 1999 and June 30, 2000, the Company had authorized 905,017 and 569,775 shares of common stock for issuance under the 1988 Plan, respectively. Options granted under the 1988 Plan expire no later than 10 years from the date of grant. For ISOs and NSOs, the option price shall be at least 100% and 85%, respectively, of the closing price of the Company's common stock on the date of the grant, or in the event there is no public market for the common stock, of the fair value on the date of the grant, as determined by the board of directors. If, at any time the Company grants an option, and the optionee directly or by attribution owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the option price shall be at least 110% of the fair value and shall not be exercisable more than five years after the date of grant. Options generally vest over a period of four years from the date of grant.

1996 Stock Option Plan

   The 1996 Stock Option Plan (the "1996 Plan") was adopted in April 1996 with terms similar to the 1988 Plan. At December 31, 1999 and June 30, 2000, the Company had authorized 2,238,816 and 2,117,240 shares of common stock for issuance under the 1996 Plan, respectively.

   Additional options were granted prior to the adoption of the 1988 and 1996 Plans, of which 22,768 and 445,782 are outstanding at December 31, 1999 and June 30, 2000, respectively and have expiration dates ranging from June 2000 to June 2001.

                                  TELIK, INC.

      (Information as of March 31, 2000 and the three month periods ended
                     March 31, 1999 and 2000 is unaudited)


Stock option plans

   A summary of activity under the Company's stock option plans through June 30, 2000 is as follows:

                                          Options Outstanding
                                        ------------------------
                                                     Exercise      Weighted-
                                        Number of    Price Per      Average
                                         Options       Share     Exercise Price
                                        ---------  ------------- --------------
Balance at December 31, 1996........... 1,967,850  $1.00 - $1.60     $1.10
  Options granted......................   735,505          $1.60     $1.60
  Options exercised....................   (19,207) $1.00 - $1.60     $1.40
  Options forfeited....................  (548,462) $1.00 - $1.60     $1.13
                                        ---------
Balance at December 31, 1997........... 2,135,686  $1.00 - $1.60     $1.27
  Options granted...................... 1,070,905          $1.60     $1.60
  Options exercised....................    (3,550)         $1.60     $1.60
  Options forfeited....................  (206,665) $1.00 - $1.60     $1.40
                                        ---------
Balance at December 31, 1998........... 2,996,376  $1.00 - $1.60     $1.40
  Options granted......................   281,050          $1.60     $1.60
  Options exercised....................   (11,243) $1.00 - $1.60     $1.04
  Options forfeited....................  (274,396) $1.00 - $1.60     $1.32
                                        ---------
Balance at December 31, 1999........... 2,991,787                    $1.40
  Options granted (unaudited)..........   760,820  $1.00 - $2.00     $1.52
  Options exercised (unaudited)........  (136,076) $1.00 - $1.60     $1.54
  Options forfeited (unaudited)........  (613,113) $1.00 - $1.60     $1.26
                                        ---------
Balance at June 30, 2000............... 3,003,418                    $1.46
Exercisable at December 31, 1997.......   696,250  $1.00 - $1.60     $1.08
Exercisable at December 31, 1998....... 1,143,771  $1.00 - $1.60     $1.19
Exercisable at December 31, 1999....... 1,757,992  $1.00 - $1.60     $1.30
Exercisable at June 30, 2000........... 1,818,331  $1.00 - $1.60     $1.35

   At June 30, 2000, the Company has 129,379 shares available for grant under its option plans. At June 30, 2000, the remaining outstanding options expire at various dates through 2010 and have a weighted-average contractual life of 6.4 years.

   The weighted average fair value of options granted during 1997, 1998, 1999 and 2000 was $0.44, $0.42, $1.35 and $8.75, respectively.

   Pro forma information regarding net loss is required by FASB 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the minimum value method using the following weighted-average assumptions for years ended December 31, 1997, 1998, 1999 and the six months ended June 30, 2000: risk-free interest rate of 6.23%, 6.23%, 6.53% and 6.50%, respectively; an expected life of 5 years (except for option grants with abbreviated exercise periods, for which the expected life assumption is one year); and no dividends.

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of the options. The Company's pro forma information follows:

                                                      Years Ended December
                                                               31,
                                                     -------------------------
                                                      1997     1998     1999
                                                     -------  -------  -------
                                                      (in thousands, except
                                                       per share amounts)
   Net loss:
     As reported.................................... $(8,618) $(6,579) $(7,064)
     Pro forma...................................... $(8,728) $(6,779) $(7,346)
   Basic and diluted net loss per share:
     As reported.................................... $ (3.95) $ (3.00) $ (3.21)
     Pro forma...................................... $ (4.00) $ (3.09) $ (3.33)

   The effects of applying SFAS 123 for pro forma disclosures are not likely to be representative of the effects as reported net loss for future years.

   During 1998 and 1999, the Company issued 41,500 and 20,000 options, respectively, to consultants in exchange for services performed for the Company. For these option grants, the Company recognized an expense equal to the estimated fair market value of the granted options on the date of the grant. This amount was equal to $26,000 for 1998 and was immaterial for 1999. In accordance with SFAS 123 and EITF 96-18, options granted to consultants are periodically revalued as they vest.

   During the year ended December 31, 1999 and the six months ended June 30, 2000, in connection with options granted to employees, the Company recorded deferred stock compensation of $260,000 and $2,617,000, respectively, representing the difference between the exercise price of the options and the deemed fair value of the common stock. These amounts are being amortized to operations over the vesting periods of the options on a straight line basis. The amortization expense was not material for the year ended December 31, 1999 and was $223,000 for the six months ended June 30, 2000.

   In June 2000, we authorized an extension of the option exercise period for a former officer for an aggregate of 433,648 previously vested shares of common stock. This option was exercised in full in July 2000.

Common stock reserved

   At December 31, 1999 and June 30, 2000, the Company has reserved shares of common stock for future issuance as follows:

                                                         December 31,  June 30,
                                                             1999        2000
                                                         ------------ ----------
   Preferred stock warrants.............................      34,559      34,559
   Incentive stock plan.................................   3,166,601   3,132,797
   Convertible preferred stock..........................  12,640,035  13,806,702
                                                          ----------  ----------
                                                          15,841,195  16,974,058
                                                          ==========  ==========

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


2000 Employee Stock Purchase Plan

   In March 2000, subject to stockholder approval, the Company adopted its 2000 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 250,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for annual increases in the number of shares available for issuance under the Purchase Plan on each anniversary date of the effective date of the offering. The number of shares reserved automatically is equal to the lesser of 150,000 shares, 1% of the outstanding shares on the date of the annual increase or such amount as may be determined by the Board. The Purchase plan permits eligible employees to purchase common stock at a discount through payroll deductions during defined offering periods. The price at which the stock is purchased is equal to the lower of 85% of the fair market value of the common stock on the first day of the offering or 85% of the fair market value of the Company's common stock on the purchase date. The initial offering period will commence on the effective date of the offering.

2000 Non-Employee Directors' Stock Option Plan

   In March 2000, subject to stockholder approval, the Company adopted the 2000 Non-Employee Directors' Stock Option Plan and reserved a total of 300,000 shares of common stock for issuance thereunder. Each non-employee director at the IPO date will automatically be granted an option to purchase 20,000 shares of common stock, and each non-employee director who subsequently becomes a director of the Company will be automatically granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which such person first becomes a director. At each Board meeting immediately following each annual stockholders meeting, beginning with the first Board meeting after the 2000 Annual Stockholders Meeting, each non-employee director will automatically be granted a nonstatutory option to purchase 5,000 shares of common stock or prorated for the part of the year served as non-employee director. The exercise price of options under the Directors' Plan will be equal to the fair market value of the common stock on the date of grant. The maximum term of the options granted under the Directors' Plan is ten years. All grants under the Directors' Plan will vest over a period of four years from date of grant, one fourth vesting one year after the date of the grant and thereafter the balance vesting monthly. The Directors' Plan will terminate in March 2010 unless terminated earlier in accordance with the provisions of the Directors' Plan.

2000 Equity Incentive Plan

   Subject to stockholder approval, the Company adopted the 2000 Equity Incentive Plan and reserved 2,000,000 shares of the Company's common stock. In addition the Incentive Plan provides for annual increases in the number of shares available for issuance under the Incentive Plan.

6. Collaborative agreements

   In December 1996, the Company entered into a collaboration and license agreement with a Japanese pharmaceutical company focusing on diabetes. Under the agreement, the Company granted an exclusive license to the Japanese pharmaceutical company to manufacture, use and sell products based on the Company's Target Related Affinity Profile (TRAP) technology within certain countries in Asia. The Company will receive payments for certain research and development activities, for achievement of specified development milestones and for royalties on product sales, if any, in Asia. In December 1996, September 1997 and October 1998, the Japanese pharmaceutical company purchased 60,000 shares of Series H preferred stock ($3,000,000), 60,000 shares of Series I preferred stock ($3,000,000) and 100,000 shares of Series J preferred stock ($5,000,000), respectively.

                                  TELIK, INC.

        (Information as of June 30, 2000 and the six month periods ended
                      June 30, 1999 and 2000 is unaudited)


7. Income taxes

   As of December 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $46,100,000 and $3,700,000, respectively. The Company also had federal research and development tax credit carryforwards of approximately $1,400,000. The net operating loss and credit carryforwards will expire at various dates beginning in the year 2005 through 2019, respectively if not utilized.

   Utilization of the net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

   Deferred income taxes replace the net tax effects of temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                             December 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
   Deferred tax assets:
     Net operating loss carryforwards..................... $ 14,800  $ 16,000
     Capitalized research and development expenses........    1,700     1,700
     Research credit carryforwards........................    2,100     2,100
     Manufacturing and research equipment credit
      carryforward........................................      100       --
     Other, net...........................................      400     1,500
                                                           --------  --------
   Total deferred tax assets..............................   19,100    21,300
   Valuation allowance....................................  (19,100)  (21,300)
                                                           --------  --------
   Net deferred taxes..................................... $    --   $    --
                                                           ========  ========

   Due to the Company's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $14,100,000, $5,000,000 and $2,200,000 during the years ended December 31, 1997, 1998 and 1999, respectively.

8. Related Party Transactions

   In June 2000 the Company made a loan to an officer in connection with the exercise of an option to purchase 96,000 shares of the Company's common stock. This full recourse loan is for the aggregate amount of $153,600, bearing annual interest of 6.5%. The loan principal, with accumulated interest, is due and payable in June 2003.

Inside Back Cover Graphic

   Title: Our proprietary TRAP technology accelerates drug discovery

   Title: TRAP measures the interactions of small molecules with selected proteins (a fingerprint)

   Graphic Description: On the left-hand side is a representation of a chemical compound. An arrow leads from this to a panel of four proteins indicated by vertical bars and labeled P1, P2, P3 and P4. A series of three dots to the right of P4 indicates that the panel actually contains additional proteins. Each vertical bar has a distinctively shaped notch with a complementary shape attached, which is labeled L1, L2, L3 and L4, and represents a ligand. An arrow points right from these proteins to a vertical bar divided horizontally into many sections, each colored a different shade of gray. Each section of the bar represents the affinity of the compound for one of the proteins in the panel. This bar is called the fingerprint of the compound.

   Title: TRAP uses these fingerprints to discover drug candidates for disease targets

   Graphic Description: On the left-hand side of the diagram, represented by a gray colored vertical bar with a notch in the center, is a disease target. An arrow points from the target to a panel of four representative proteins, indicated by vertical bars, labeled P1, P2, P3 and P4, whose notches contain elements of the notch in the disease target protein. A series of three dots to the right of P4 indicates that the panel actually contains additional proteins. The fingerprint for the compound, as described in the picture above, is shown above the arrow. A second arrow points from the panel of four proteins to a disease target. This disease target is identical to the first disease target. In the notch of this bar is a complementary shape that is labeled drug candidate. Above the arrow is another representation of a fingerprint.

Black and White Picture in Text

   Title: Insulin Receptor Activators

   Legend: Telik's insulin receptor activators work within the cell to promote the activation of the insulin receptor and initiate the series of events that leads to the entry of sugar from the blood.

   Graphic Description: This is a depiction of a fat, liver or muscle cell and shows how the Telik insulin receptor activators enter the cell, bind to and activate the insulin receptor. Insulin acting outside the cell causes a similar activation. This stimulates a signaling pathway indicated by an arrow and labeled, Signal. This signaling pathway leads to blood sugar entering the cell.

                                5,000,000 Shares

                       [LOGO OF TELIK, INC. APPEARS HERE]

                                  Telik, Inc.

                                  Common Stock

                                 -------------
                                   Prospectus

                              August 11, 2000
                                 -------------

                                Lehman Brothers

                                  Chase H & Q

                             Legg Mason Wood Walker
                        Incorporated

                                UBS Warburg LLC

                            Fidelity Capital Markets
             a division of National Financial Services Corporation

                                    Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than the underwriting discounts payable by us, in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

SEC registration fee................................................ $   10,626
NASD filing fee.....................................................      8,000
Nasdaq National Market listing fee..................................     95,000
Blue Sky fees and expenses..........................................     20,000
Transfer agent and registrar fees...................................      5,000
Accounting fees and expenses........................................    400,000
Legal fees and expenses.............................................    750,000
Printing and engraving costs........................................    200,000
Miscellaneous expenses..............................................     11,374
                                                                     ----------
  Total............................................................. $1,500,000
                                                                     ==========

ITEM 14. Indemnification of Directors and Officers

   As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director of ours will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of duty of loyalty to us or to our stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Our amended and restated certificate of incorporation further provides that we must indemnify our directors and executive officers and may indemnify our other officers and employees and agents to the fullest extent permitted by Delaware law. We believe that indemnification under our amended and restated certificate of incorporation covers negligence and gross negligence on the part of indemnified parties.

   We have entered into indemnification agreements with each of our directors and certain officers. These agreements, among other things, require us to indemnify each director and officer for certain expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Telik, arising out of the person's services as our director or officer, any subsidiary of ours or any other company or enterprise to which the person provides services at our request.

   The underwriting agreement (Exhibit 1.1) will provide for indemnification by our underwriters of Telik, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

ITEM 15. Recent Sales of Unregistered Securities

   Since January 1, 1997, we have sold and issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction is exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule
701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. We believe that all recipients had adequate access to information about us, through their relationships with us.

   Since January 1, 1997, we have sold and issued the following unregistered securities:

  (1) From January 1, 1988 to June 30, 2000, we granted incentive stock options and nonstatutory stock options to purchase an aggregate of 5,116,830 shares of our common stock at exercise prices ranging from $1.00 to $2.00 per share to employees, directors and consultants under the 1988 and 1996 Stock Option Plans and outside of the plans and issued an aggregate of 404,793 shares upon the exercise of these options. Options to purchase 1,708,618 shares of common stock have been canceled, and 163,390 of these options have lapsed without being exercised.

  (2) From September 24, 1997 to November 13, 1997, we sold an aggregate of 143,000 shares of our Series I preferred stock to 21 purchasers at a purchase price of $50.00 per share.

  (3) From September 30, 1998 to October 29, 1998, we sold an aggregate of 210,000 shares of our Series J preferred stock to two purchasers at a purchase price of $50.00 per share.

  (4) On March 31, 2000 we sold an aggregate of 1,166,667 shares of our Series K preferred stock to three purchasers at a purchase price of $6.00 per share.

ITEM 16. Exhibits and Financial Statement Schedules

  1.1*   Form of Underwriting Agreement.
  3.1*   Form of Amended and Restated Certificate of Incorporation of
         Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
  3.2*   Amended and Restated Bylaws of Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
  3.3*   Amended and Restated Certificate of Incorporation, as amended.
  4.1*   Specimen Common Stock Certificate.
  4.2*   Amended and Restated Registration Rights Agreement, dated March 31,
         2000, between Registrant and holders of Registrant's Series B, Series
         E, Series F, Series G, Series H, Series I, Series J and Series K
         preferred stock.
  4.3*   Warrant issued to Steven M. Costella, Trustee under the Steven M.
         Costella Trust, for purchase of shares of Series E preferred stock.
  4.4*   Warrant issued to William Kirsch for purchase of shares of Series E preferred stock.
  4.5*   Warrant issued to Glen McLaughlin for purchase of shares of Series E preferred stock.
  4.6*   Warrant issued to Venture Lending and Leasing, Inc. for purchase of shares of Series H preferred stock.
  5.1*   Opinion of Cooley Godward LLP.
 10.1*   Form of Indemnity Agreement.
 10.2*   2000 Equity Incentive Plan and related documents.
 10.3*   2000 Employee Stock Purchase Plan and Offering.
 10.4*   2000 Non-Employee Directors' Stock Option Plan and Agreement.
 10.5++* Collaborative Research Agreement between Registrant and Sankyo
         Company, Ltd., dated March 24, 1999, as amended.
 10.6++* Collaboration Agreement between Registrant and Sanwa Kagaku Kenkyusho
         Co., Ltd., dated December 20, 1996, as amended.
 10.7++* License Agreement between Registrant and Sanwa Kagaku Kenkyusho Co.,
         Ltd., dated September 24, 1997, as amended.
 10.8++* Screening Services Agreement between Registrant and Sanwa Kagaku
         Kenkyusho Co., Ltd., dated December 20, 1996, as amended.
 10.9*   Consulting Agreement for Individual Consultants between Gail L. Brown,
         MD and Registrant, dated October 20, 1998, as amended.
 10.10*  Employment Agreement between Cynthia M. Butitta and Registrant, dated
         July 1, 1998.
 10.11*  Employment Agreement between Reinaldo F. Gomez, PhD and Registrant, dated April 18, 1991, as amended.
 10.12*  Employment Agreement between Michael M. Wick, MD, PhD and Registrant, dated December 10, 1997, as amended.
 10.13*  Lease between Registrant and Chamberlin Associates--Oyster Point Phase
         I L.P., dated July 25, 1997, as amended.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

--------
 * Previously filed.
 ++Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

ITEM 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 10th day of August, 2000.

                                          Telik, Inc.

                                               /s/ Michael M. Wick, MD, PhD
                                          By___________________________________
                                                 Michael M. Wick, MD, PhD
                                                  Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Signature                         Title                    Date
         ---------                         -----                    ----

/s/ Michael M. Wick, MD, PhD  President, Chief Executive       August 10, 2000
____________________________  Officer and Director (Principal
  Michael M. Wick, MD, PhD    Executive Officer)

             *                Chief Financial Officer          August 10, 2000
____________________________  (Principal Finance and
     Cynthia M. Butitta       Accounting Officer)

             *                Director                         August 10, 2000
____________________________
     Jean Deleage, PhD

             *                Director                         August 10, 2000
____________________________
      David R. Bethune
             *                Director                         August 10, 2000
____________________________
  David W. Martin, Jr., MD
             *                Director                         August 10, 2000
____________________________
     Stefan Ryser, PhD

             *                Director                         August 10, 2000
____________________________
      Jerrold L. Glick


    /s/ Michael M. Wick, MD,
             PhD
*By:__________________________
   Michael M. Wick, MD, PhD
       Attorney-in-fact

                                 EXHIBIT INDEX

  1.1*   Form of Underwriting Agreement.
  3.1*   Form of Amended and Restated Certificate of Incorporation of
         Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
  3.2*   Amended and Restated Bylaws of Registrant to be effective upon the closing of the offering made pursuant to this Registration Statement.
  3.3*   Amended and Restated Certificate of Incorporation, as amended.
  4.1*   Specimen Common Stock Certificate.
  4.2*   Amended and Restated Registration Rights Agreement, dated March 31,
         2000, between Registrant and holders of Registrant's Series B, Series
         E, Series F, Series G, Series H, Series I, Series J and Series K
         preferred stock.
  4.3*   Warrant issued to Steven M. Costella, Trustee under the Steven M.
         Costella Trust, for purchase of shares of Series E preferred stock.
  4.4*   Warrant issued to William Kirsch for purchase of shares of Series E preferred stock.
  4.5*   Warrant issued to Glen McLaughlin for purchase of shares of Series E preferred stock.
  4.6*   Warrant issued to Venture Lending and Leasing, Inc. for purchase of shares of Series H preferred stock.
  5.1*   Opinion of Cooley Godward LLP.
 10.1*   Form of Indemnity Agreement.
 10.2*   2000 Equity Incentive Plan and related documents.
 10.3*   2000 Employee Stock Purchase Plan and Offering.
 10.4*   2000 Non-Employee Directors' Stock Option Plan and Agreement.
 10.5++* Collaborative Research Agreement between Registrant and Sankyo
         Company, Ltd., dated March 24, 1999, as amended.
 10.6++* Collaboration Agreement between Registrant and Sanwa Kagaku Kenkyusho
         Co., Ltd., dated December 20, 1996, as amended.
 10.7++* License Agreement between Registrant and Sanwa Kagaku Kenkyusho Co.,
         Ltd., dated September 24, 1997, as amended.
 10.8++* Screening Services Agreement between Registrant and Sanwa Kagaku
         Kenkyusho Co., Ltd., dated December 20, 1996, as amended.
 10.9*   Consulting Agreement for Individual Consultants between Gail L. Brown,
         MD and Registrant, dated October 20, 1998, as amended.
 10.10*  Employment Agreement between Cynthia M. Butitta and Registrant, dated
         July 1, 1998.
 10.11*  Employment Agreement between Reinaldo F. Gomez, PhD and Registrant, dated April 18, 1991, as amended.
 10.12*  Employment Agreement between Michael M. Wick, MD, PhD and Registrant, dated December 10, 1997, as amended.
 10.13*  Lease between Registrant and Chamberlin Associates--Oyster Point Phase
         I L.P., dated July 25, 1997, as amended.
 23.1    Consent of Ernst & Young LLP, Independent Auditors.
 23.2*   Consent of Cooley Godward LLP (included in Exhibit 5.1).
 24.1*   Power of Attorney.
 27.1*   Financial Data Schedule.

--------
 * Previously filed.
 ++Confidential treatment requested as to specific portions, which portions are omitted and filed separately with the Securities and Exchange Commission.